UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of The Securities Exchange Act of 1934

(Amendment No. )

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Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

Hudson Global, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a6(i)(1) and 0-11

HUDSON GLOBAL, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held November 2, 2023

To the Stockholders of Hudson Global, Inc.:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders (the “Annual Meeting”) of Hudson Global, Inc. (the “Company”) will be held on November 2, 2023, at 12:00 P.M., local time, at the offices of the Company located at 53 Forest Avenue, Suite 102, Old Greenwich, Connecticut 06870, for the following purposes:

1.              To elect four directors to hold office until the 2024 Annual Meeting of Stockholders and until their respective successors are duly elected and qualified;

2.              To approve, by advisory vote, the compensation of our named executive officers as disclosed in the proxy statement;

3.              To hold an advisory vote on the frequency of holding the stockholder advisory vote to approve executive compensation;

4.              To ratify the appointment of Wolf & Company, P.C. as the Company’s independent registered public accounting firm to audit the Company’s financial statements for the fiscal year ending December 31, 2023.

We also will consider and act upon such other business, if any, as may properly come before the Annual Meeting or any adjournment or postponement of the Annual Meeting.

Only stockholders of record at the close of business on September 7, 2023 will be entitled to notice of and to vote at the Annual Meeting and any adjournment or postponement of the Annual Meeting. A list of stockholders entitled to vote at the Annual Meeting will be available for inspection at our principal executive offices for at least ten (10) days prior to the Annual Meeting and at the Annual Meeting.

In connection with the Annual Meeting, we have prepared a proxy statement setting out detailed information about the matters that will be covered at the Annual Meeting. We will mail our proxy statement, along with a proxy card and our Annual Report on Form 10-K, as amended by our Annual Report on Form 10-K/A, for the fiscal year ended December 31, 2022, on or about October 5, 2023, to our stockholders of record as of the close of business on September 7, 2023. These materials are also available electronically at www.icommaterials.com/HSON and on our corporate website at www.hudsonrpo.com.

Your vote is important regardless of the number of shares you own. Whether or not you plan to attend the Annual Meeting, we encourage you to read the accompanying proxy statement carefully and submit your proxy or voting instructions as soon as possible. To assure your representation at the, please vote your shares (1) by completing, signing and dating the enclosed proxy card and returning it in the enclosed postage-paid envelope as promptly as possible or (2) in person by ballot at the Annual Meeting. You may vote in person if you wish to do so even if you have previously submitted your proxy or voting instructions. Important information about attending the Annual Meeting in person is included in the proxy statement.

For questions about the Annual Meeting, please write to Corporate Secretary, Hudson Global, Inc., 53 Forest Avenue, Suite 102, Old Greenwich, Connecticut 06870 or call (203) 409-5628.

By Order of the Board of Directors
HUDSON GLOBAL, INC.

/s/ Jeffrey E. Eberwein
Old Greenwich, Connecticut	Jeffrey E. Eberwein
Chief Executive Officer

October 5, 2023

PROXY STATEMENT

OTHER MATTERS	33
Environmental, Social and Governance (“ESG”) Engagement	33
Stockholder Proposals	33
Proxy Solicitation	34
No Dissenters’ Appraisal Rights	34
Stockholders Sharing the Same Address	34
Proxy Card	A-1

HUDSON GLOBAL, INC.

53 Forest Avenue, Suite 102

Old Greenwich, Connecticut 06870

PROXY STATEMENT

For

ANNUAL MEETING OF STOCKHOLDERS

To Be Held November 2, 2023

ANNUAL MEETING INFORMATION

The Board of Directors of Hudson Global, Inc. (the “Company”, “we”, “us”, “our”) is soliciting proxies for use at our annual meeting of stockholders (“Annual Meeting”), which will be held on November 2, 2023, at 12:00 P.M., local time, at the offices of the Company located at 53 Forest Avenue, Suite 102, Old Greenwich, Connecticut 06870, and all adjournments or postponements of the Annual Meeting. The specific proposals to be considered and acted upon at the Annual Meeting are summarized in the attached Notice of Annual Meeting of Stockholders and are described in more detail in this proxy statement (“Proxy Statement”).

This Proxy Statement, a proxy card, and our Annual Report on Form 10-K, as amended by our Annual Report on Form 10-K/A, for the fiscal year ended December 31, 2022, were first sent or given to our stockholders as of September 7, 2023 (the “Record Date”) on or about October 5, 2023. If you are a stockholder of record as of the Record Date, you may vote (1) by completing, signing, and dating the enclosed proxy card and returning it in the enclosed postage-paid envelope as promptly as possible or (2) in person by ballot at the Annual Meeting. If you hold your shares of common stock in a brokerage account or by a bank or other nominee, you must follow the voting procedures provided by your broker, bank or other nominee, which instructions will be included with your proxy materials.

You may revoke your proxy by submitting a new proxy with a later date or by notifying our Corporate Secretary in writing at 53 Forest Avenue, Suite 102, Old Greenwich, Connecticut 06870. If you attend the Annual Meeting in person and vote by ballot, any previously submitted proxy will be revoked.

If you submit your proxy over the Internet or by telephone, or you properly execute and return the proxy card by mail, then the persons named as proxies will vote the shares represented by your proxy according to your instructions. If you properly complete, sign and return the proxy card by mail, but do not mark voting instructions on the proxy card, then the persons named as proxies will vote (i) “FOR” each of the four nominees for election as directors referred to in this Proxy Statement; (ii) “FOR” the approval of the compensation of our named executive officers as disclosed in this Proxy Statement; (iii) for “EVERY YEAR” for the frequency of holding the stockholder advisory vote to approve executive compensation; and (iv) “FOR” the ratification of the appointment of Wolf & Company, P.C. as the independent registered public accounting firm to audit the Company’s financial statements for the fiscal year ending December 31, 2023. Our management knows of no matters other than those set forth in the Notice of Annual Meeting of Stockholders to be brought before the Annual Meeting. However, if any other business or matters properly shall come before the Annual Meeting, then the persons named as proxies in the form of proxy will vote the shares represented by each proxy in accordance with their judgment on such other business or matters.

Voting; Quorum

The record date for determining those stockholders who are entitled to notice of, and to vote at, the Annual Meeting has been fixed as September 7, 2023. Only holders of record of our common stock at the close of business on September 7, 2023 are entitled to vote at the Annual Meeting. On September 7, 2023, there were 2,816,999 shares of common stock outstanding and entitled to vote. Each share is entitled to one vote.

The holders of a majority of the stock issued and outstanding and entitled to vote at the Annual Meeting, present in person or represented by proxy, shall constitute a quorum for the transaction of business at the Annual Meeting. If a quorum is not present, the stockholders entitled to vote at the Annual Meeting, present in person or represented by proxy, may adjourn the Annual Meeting to another date. Whether or not a quorum is present, the Chair of the Annual Meeting will have the power to adjourn the meeting to another date.

All votes will be tabulated by the inspector of election appointed for the Annual Meeting, who will separately tabulate affirmative and negative votes, abstentions, votes withheld and broker non-votes.

Abstentions, Votes Withheld and Broker Non-Votes

Broker Non-Votes

If you are a beneficial owner of shares, your broker, bank or other nominee is not permitted to vote on your behalf on the election of directors and other matters to be considered at the Annual Meeting, except for Proposal 4 (the ratification of the appointment of Wolf & Company, P.C. as our independent auditor for 2023), unless you provide specific instructions by completing and returning the voting instruction form or following the instructions provided to you to vote your shares. If you do not provide voting instructions, your shares will not be voted on any proposal except for Proposal 4. This is called a “broker non-vote.” For your vote to be counted, you will need to communicate your voting decision to your broker, bank or other nominee before the date of the Annual Meeting, or vote in person at the Annual Meeting.

Votes Withheld

Under our By-Laws, directors are elected by plurality vote of the shares of the Company’s outstanding common stock present in person or represented by proxy at the Annual Meeting and entitled to vote on the election of directors. You may vote for all the director nominees, withhold authority to vote your shares for all the director nominees or withhold authority to vote your shares with respect to any one or more of the director nominees. Withholding authority to vote your shares with respect to one or more director nominees will have no effect on the election of those nominees. Broker non-votes will have no effect on the election of the nominees.

Abstentions

An abstention occurs when a stockholder attends a meeting, either in person or represented by proxy, but abstains from voting. Abstentions will be included in the calculation of the number of shares present or represented at the meeting for purposes of determining whether a quorum has been achieved. If you “Abstain” from voting on Proposals 2 and 4, it will have the same effect as an “Against” vote.

Required Vote

Proposal 1 – Election of directors

The nominees for election as directors will be elected by a plurality of the votes cast by the shares present at the Annual Meeting or represented by proxy and entitled to vote in the election of directors. The four nominees receiving the highest number of “FOR” votes from the holders of shares present in person or represented by proxy and entitled to vote on the election of directors will be elected. Votes withheld and broker non-votes will have no effect on the outcome of the vote.

Proposal 2 – Advisory vote to approve Named Executive Officer compensation

The approval of Proposal 2 requires the affirmative vote of the holders of a majority of the shares present or represented by proxy and entitled to vote at the Annual Meeting. Abstentions will have the same effect as a vote against this proposal, and broker non-votes will not be counted as entitled to vote, and, accordingly, will not affect the outcome of the vote on this proposal. While the law requires this advisory vote, the vote will neither be binding on us, the Board or the Compensation Committee, nor will it create or imply any change in the fiduciary duties of, or impose any additional fiduciary duty on, us, the Board, or the Compensation Committee. However, the views of our stockholders are important to us, and the Compensation Committee will take into account the outcome of the vote when considering future executive compensation decisions. We urge you to read the section entitled “Executive Compensation,” which discusses in detail our executive compensation program.

Proposal 3 – Advisory vote on the frequency of holding the stockholder advisory vote to approve executive compensation

The advisory vote on the frequency of holding the stockholder advisory vote to approve executive compensation is non-binding, so no specific vote is required. Proposal 3 is approved by a plurality of the votes cast by the shares present at the Annual Meeting or represented by proxy and entitled to vote on the Proposal. The frequency option receiving the greatest number of votes will be considered the frequency recommended by the Company’s stockholders. Abstentions will have no effect on this proposal, and broker non-votes will not be counted as shares entitled to vote, and, accordingly, will not affect the outcome of the vote on this proposal. While the law requires this advisory vote, the vote will neither be binding on us, the Board, or the Compensation Committee, nor will it create or imply any change in the fiduciary duties of, or impose any additional fiduciary duty on, us, the Board, or the Compensation Committee. However, the views of our stockholders are important to us, and the Board and the Compensation Committee will carefully consider the outcome of the vote in determining the frequency of holding the stockholder advisory vote to approve executive compensation.

Proposal 4 – Ratification of the appointment of the independent registered public accounting firm

The advisory vote on the ratification of the appointment of Wolf & Company, P.C. as our independent registered public accounting firm for the 2023 fiscal year is non-binding, so no specific vote is required. Proposal 4 is approved if a majority of the shares present at the Annual Meeting or represented by proxy and entitled to vote support such Proposal. If you hold your shares through a broker and you do not instruct the broker how to vote, your broker will have the authority to vote your shares in its discretion on this proposal. An abstention will have the effect of a vote against this proposal. Because your vote is advisory, it will not be binding on the Board or the Company. However, the Board and the Audit Committee will consider the outcome of the vote in determining the selection of the Company’s independent registered public accounting firm.

Attendance and Voting at the Annual Meeting

If you would like to attend the Annual Meeting in person and vote at the Annual Meeting, you must demonstrate that you were a stockholder on September 7, 2023, and you must bring photo identification with you to the Annual Meeting. If your shares are held through a broker, bank or other nominee, you must bring to the Annual Meeting a legal proxy form and copy of your brokerage account statement, which you can obtain from your broker, bank or other nominee that holds your shares. If your shares are registered directly in your name with our transfer agent, Computershare, Inc., you need only bring photo identification with you to the Annual Meeting.

Important Notice Regarding the Availability of Proxy Materials for the Hudson Global, Inc. 2023 Annual Meeting of Stockholders to be held on November 2, 2023.

Our proxy statement, our form of proxy card, and our Annual Report on Form 10-K, as amended by our Annual Report on Form 10-K/A, for the fiscal year ended December 31, 2022 are available to stockholders at www.icommaterials.com/HSON and on our corporate website at www.hudsonrpo.com.

PRINCIPAL STOCKHOLDERS

Management and Directors

The following table sets forth certain information regarding the beneficial ownership of our common stock as of September 7, 2023 by: (i) each director and nominee for director; (ii) each of the named executive officers named in the Summary Compensation Table set forth below; and (iii) all of the directors, nominees, and executive officers as a group. Each of the holders listed below has sole voting and investment power over the shares beneficially owned by such holder. None of the holders listed below have pledged any of their shares as security.

Name of Beneficial Owner	Shares of Common Stock Beneficially Owned		Percent of Common Stock Beneficially Owned
Mathew K. Diamond (1)	7,331	(1)	*
Mimi K. Drake (2)	—	(2)	*
Jeffrey E. Eberwein (2)(3)	274,378	(2)(3)	9.7%
Ian V. Nash (2)	—	(2)	*
Connia M. Nelson (2)	—	(2)	*
Robert G. Pearse	—		*
All directors, nominees and executive officers as a group (6 persons) (1)(2)(3)	281,709	(1) (2) (3)	10.0%

* Denotes less than 1%.

(1)	Excludes 8,151 unvested restricted stock units under our 2009 Incentive Stock and Awards Plan, as amended and restated, which are payable in shares of common stock.

(2)	Excludes the following share units under our Director Deferred Share Plan, which are payable only in shares of common stock to directors up to 90 days after ceasing service as a Board of Directors member, and therefore are not considered to be beneficially owned: Mimi K. Drake, 27,858; Jeffrey E. Eberwein, 27,156; Ian V. Nash, 63,213; Connia M. Nelson, 27,353; and all directors and executive officers as a group, 145,580 shares.

(3)	Excludes 118,464 share units under our 2009 Incentive Stock and Awards Plan, as amended and restated, which are unvested and/or payable in shares of common stock up to 90 days following Mr. Eberwein ceasing to provide service to the Company, and therefore are not considered to be beneficially owned.

Other Beneficial Owners

The following table shows the amounts and percentages of our common stock owned beneficially as of September 7, 2023 by each person or group known by us to beneficially own more than 5% of our issued and outstanding shares.

	Amount and Nature of Beneficial Ownership(1)
	Voting Power		Investment Power
Name and Address of Beneficial Owner	Sole	Shared	Sole	Shared	Aggregate	Percent of Class
Hotchkis and Wiley Capital (1) Management, LLC 601 South Figueroa St., 39th Floor Los Angeles, CA 90017	269,786	—	338,766	—	338,766	12.0%
Heartland Advisors, Inc. (2) 789 North Water St. Milwaukee, WI 53202	—	287,626	—	301,466	301,466	10.7%

(1)	These amounts represent the number of shares beneficially owned as disclosed in the Schedule 13G/A filed with the SEC on February 14, 2023.

(2)	These amounts represent the number of shares beneficially owned as disclosed in the Schedule 13G/A filed with the SEC on February 2, 2023.

PROPOSAL 1: ELECTION OF DIRECTORS

Our Amended and Restated Certificate of Incorporation and Amended and Restated By-Laws (the “By-Laws”) provide that all of our directors stand for election on an annual basis. At the Annual Meeting, our stockholders will elect four directors to hold office until our 2024 Annual Meeting of Stockholders and until their respective successors are duly elected and qualified. There are no family relationships among any of our directors, executive officers or nominees. Ian Nash will not be standing for election. His current term as director will end at the Annual Meeting upon the election of the nominees below.

Listed below are the nominees of our Board of Directors for election at the Annual Meeting.

Nominees for Election at the Annual Meeting

Mimi K. Drake, 54, has served as a director since February 2019. Ms. Drake brings to the Board of Directors more than 26 years of experience in the financial services industry, primarily in strategic, operating and client-focused roles. Ms. Drake serves as a Partner and Co-Market Leader at Cerity Partners, a national wealth management firm. Ms. Drake joined Permit Capital Advisors, the predecessor firm that merged with Cerity Partners, in 2011 and previously served as its President and Co-CEO. Ms. Drake’s career includes executive management roles in asset management companies, where she helped to bring the firms’ strategies to market and scale them successfully. In addition to her career in financial services, Ms. Drake has also spent almost twenty years working to improve diversity and inclusion in financial services. She has served as a Founding Board Member and Chair of the Board of 100 Women in Finance, one of the largest female financial services associations in the world, with more than 25,000 members in 32 global locations. This organization includes decision makers at many of the major global financial services firms, endowments, foundations, pension funds and private equity firms. Ms. Drake is also a guest lecturer at Wharton’s Advanced Management Social Entrepreneurship program. In addition, she serves on the boards of Thomas Jefferson University and Jefferson Health System, and Verus, LLC, a privately held company in Princeton, New Jersey. Ms. Drake joined the Board of Directors of Evolution AB in 2021 and serves as a member of its Audit Committee. The particular experience, qualifications, attributes or skills that led our Board of Directors to conclude that Ms. Drake should continue to serve as a director of our Company include her expertise in investment and financial services and extensive contacts throughout multiple industries, as well as her passion for improving workplace diversity and inclusion.

Jeffrey E. Eberwein, 53, has served as a director since May 2014. Mr. Eberwein has served as Chief Executive Officer since April 2018, with responsibility for the Company’s growth strategy, operational execution, and overall performance. Mr. Eberwein formerly ran Lone Star Value Management, an investment firm he founded in 2013. He has 25 years of Wall Street experience and valuable public company and financial expertise gained through his employment history and directorships. Prior to founding Lone Star Value Management in 2013, Mr. Eberwein was a private investor and served as a portfolio manager at Soros Fund Management from 2009 to 2011 and Viking Global Investors from 2005 to 2008. Additionally, Mr. Eberwein serves as Executive Chairman of the Board at one other publicly traded company: Star Equity Holdings, Inc., a diversified holding company. Additionally, Mr. Eberwein served as a director of Novation Companies, Inc. from April 2015 to March 2018 and served as Chairman of the Board of Crossroads Systems, Inc. from June 2013 to May 2016, NTS, Inc. and On Track Innovations Ltd. from 2012 to 2014, AMERI Holdings, Inc. from May 2015 to August 2018, ATRM Holdings, Inc. from January 2013 until September 2019 and Goldfield Corporation from 2012 to 2013. The particular experience, qualifications, attributes, or skills that led our Board of Directors to conclude that Mr. Eberwein should continue to serve as a director of our Company include his expertise in finance and experience in the investment community.

On February 14, 2017, the SEC issued an order (Securities Exchange Act Release No. 80038) (the “Order”) finding that certain groups of investors failed to properly disclose ownership information during a series of five campaigns to influence or exert control over microcap companies, including the Company. The Order alleged violations of Section 13(d)(1) of the Securities Exchange Act of 1934 (the “Exchange Act”) and Rule 13d-1 thereunder, Section 13(d)(2) of the Exchange Act and Rule 13d-2(a) thereunder and Section 16(a) of the Exchange Act and Rules 16a-2 and 16a-3 thereunder by Mr. Eberwein and a hedge fund adviser headed by him, Lone Star Value Management (“LSVM”), mutual fund adviser Heartland Advisors, and another investor. Without admitting or denying the findings, they consented to the Order and agreed to cease and desist from committing any violations of the above-referenced Exchange Act provisions and civil penalties of $90,000 for Mr. Eberwein, $120,000 for Lone Star Value Management, $180,000 for Heartland Advisors, and $30,000 for the other investor. On February 24, 2020, the SEC issued an order (Securities Exchange Act Release No. 5448) (the “Advisers Act Order”) relating to allegations, among other things, that LSVM failed to properly disclose certain specific transactions in advance and obtain client consent for these transactions prior to their completion, and that LSVM failed to implement certain written policies and procedures. The Advisers Act Order alleged violations of Section 206(3) and 206(4) of the Investment Advisers Act of 1940 (“Advisers Act”) and Rule 206(4)-7 thereunder by Mr. Eberwein and LSVM. Without admitting or denying the findings, they consented to the Advisers Act Order and agreed to cease and desist from committing or causing any violations of the above-referenced Advisers Act provisions, for LSVM to be censured and to pay civil penalties of $25,000 for Mr. Eberwein and $100,000 for LSVM.

Connia M. Nelson, 68, has served as a director since February 2019. Ms. Nelson is the Chief Human Resources Officer for LifeWay Christian Resources, a position that she has held since September 2018, where she is responsible for human capital management including talent acquisition, employee experience, performance excellence, compensation, value-based culture, diversity, and employee engagement. Ms. Nelson previously served as Vice President – Human Resources of Lifeway Christian Resources from September 2016 until September 2018. Prior to that, Ms. Nelson was Senior Vice President – Human Resources at Verizon Communications. Ms. Nelson worked for Verizon Communications from May 2000 until June 2016, creating talent management strategies to acquire and retain top talent globally, improve succession, increase the employer brand, enhance diversity, deliver total rewards, accelerate employee engagement, manage employee relations and lead the Office of Business Ethics. Ms. Nelson has served as a member of the Board of Trustees for Post University of Waterbury, CT since 2004, where she currently serves on the academic committee and previously served as co-chair of the marketing committee. Ms. Nelson is a board member for Boulo Solutions, an organization providing flexible work solutions. She is a founding board member of Seed A Better Life, LLC, where she served from 2010 to 2021. Ms. Nelson also serves on the Musician Treatment Foundation board and The Refuge Center for Counseling board. Ms. Nelson holds a bachelor’s degree from Indiana State University and a master’s degree in organization management from Dallas Baptist University. The particular experience, qualifications, attributes or skills that led our Board of Directors to conclude that Ms. Nelson should continue to serve as a director of our Company include her extensive recruitment industry experience and human capital management experience.

Robert G. Pearse, 63, currently serves as a Managing Partner at Yucatan Rock Ventures, an investment and consulting firm, and has served in such position since 2012. Previously, Mr. Pearse served as Vice President of Strategy and Market Development for NetApp, Inc. (NASDAQ: NTAP), a publicly-traded computer storage and data management company, from 2005 to 2012; in various leadership positions at Hewlett-Packard Company (n/k/a HP Inc. (NYSE: HPQ)), a leading global provider of personal computing and other access devices, imaging and printing products, and related technologies, solutions and services, from 1987 to 2004, including as Vice President of Strategy and Corporate Development from 2001 to 2004; and as Engagement Manager at PricewaterhouseCoopers LLP, a multinational professional services network of firms, from 1985 to 1986. Mr. Pearse previously served as a member of the board of directors of AmeriHoldings, Inc. (n/k/a Enveric Biosciences, Inc. (NASDAQ: ENVB)), a specialized SAP® cloud, digital and enterprise solutions company, from 2015 to August 2018; Novation Companies, Inc. (OTC: NOVC), a provider of outsourced health care staffing and related services, from 2015 to April 2018; Crossroads Systems Inc. (OTCQX: CRSS), an intellectual property licensing company, from 2013 to October 2017, including as Chairman of the Board from 2016 to October 2017; and Aviat Networks, Inc. (NASDAQ: AVNW), a global supplier of microwave networking solutions, from 2015 to 2016. Mr. Pearse earned an M.B.A. in Finance and Strategy from the Stanford Graduate School of Business and a B.S. in Mechanical Engineering from the Georgia Institute of Technology. The particular experience, qualifications, attributes or skills that led our Board of Directors to conclude that Mr. Pearse should serve as a director of our Company include his significant experience serving as a corporate director, understanding of business development, corporate growth, marketing, consulting, and his specialized knowledge in technology.

Vote Required

Each director will be elected by a plurality of the votes cast at the Annual Meeting (assuming a quorum is present). The four nominees receiving the highest number of affirmative votes will be elected. Votes withheld and broker non-votes will have no effect on the outcome of the vote. Shares of common stock represented by executed, but unmarked, proxy cards will be voted in favor of the election as directors of the persons named as nominees in this Proxy Statement; provided that, if you hold your shares of our common stock through a broker-dealer, bank nominee, custodian or other securities intermediary, the intermediary will not vote those shares for the election of any nominee for director unless you give the intermediary specific voting instructions on a timely basis directing the intermediary to vote for such nominee.

Each Company nominee for election has consented to be named in this proxy statement and agreed to serve as a director if elected. Our Board of Directors has no reason to believe that the listed nominees will be unable or unwilling to serve as directors if elected. However, if any nominee should be unable to serve or will not serve, then the shares represented by proxies received will be voted for another nominee selected by our Board of Directors.

Our Board of Directors unanimously recommends that the nominees identified above be elected as directors and urges you to vote “FOR” their election.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Independent Directors

Of the four directors currently serving on our Board of Directors, the Board of Directors has determined that Mr. Nash and Mses. Drake and Nelson are independent directors under the independence standards of the Nasdaq Global Select Market. The Board of Directors has also determined that Mr. Pearse, a director nominee, is independent under the independence standards of the Nasdaq Global Select Market.

Board Committees

Our Board of Directors has standing Audit, Compensation, Nominating and Governance, and Strategic Planning Committees. Under the listing standards of the Nasdaq Global Select Market, the members of the Audit, Compensation, and Nominating and Governance Committees must be comprised solely of independent directors. Accordingly, Mr. Eberwein is not eligible to serve on such committees. All directors receive materials for all Board committee meetings even if they do not serve, or are not eligible to serve on the committee.

The Board of Directors has adopted, and may amend from time to time, a written charter for each of the Audit Committee, Compensation Committee, Nominating and Governance Committee, and Strategic Planning Committee. We maintain a website at www.hudsonrpo.com and make available on that website, free of charge, copies of each of the charters for the Audit, Compensation, Nominating and Governance and Strategic Planning Committees.

Audit Committee

The Audit Committee presently consists of Ian V. Nash (Chair), Mimi K. Drake, and Connia M. Nelson, each of whom is an independent director under the independence standards of the Nasdaq Global Select Market and SEC rules. Our Board of Directors has determined that each of Mr. Nash and Ms. Drake qualify as an “audit committee financial expert,” as defined by the SEC. The Audit Committee held 4 meetings in 2022.

The Audit Committee’s primary duties and responsibilities are to assist our Board of Directors in monitoring:

•	the integrity of our financial statements;

•	the independent registered public accounting firm’s qualifications and independence;

•	the performance of our internal audit function and of the independent registered public accounting firm;

•	the Company’s data privacy and cybersecurity risk exposure; and

•	our compliance with legal and regulatory requirements.

Compensation Committee

The Compensation Committee presently consists of Connia M. Nelson (Chair), Ian V. Nash, and Mimi K. Drake, each of whom is an independent director under the independence standards of the Nasdaq Global Select Market and SEC rules. Our Compensation Committee members also qualified as “outside directors” under Section 162(m) of the Internal Revenue Code of 1986, as amended with respect to years prior to 2019. The Compensation Committee held 5 meetings in 2022. None of the members of our Compensation Committee at any time in the past fiscal year has been one of our officers or employees or an officer or employee of one of our subsidiaries at any time during the fiscal year ended December 31, 2022.

None of our executive officers currently serves, or in the past year has served, as a member of the Board of Directors or Compensation Committee of any entity that has one or more executive officers on our Board of Directors or Compensation Committee. The Compensation Committee’s primary responsibility is to assure that the non-employee members of our Board of Directors, the executive officers (including the Chief Executive Officer) and key management are compensated effectively and in a manner consistent with our stated compensation strategy, internal equity considerations, competitive practices, and the requirements of the appropriate regulatory bodies. The Compensation Committee has overall responsibility for approving and evaluating the compensation of executive officers (including the Chief Executive Officer), key management and outside directors, and administers our long-term incentive programs, including our equity compensation plan.

The Compensation Committee has retained the services of an independent, external compensation consultant, Pay Governance LLC. Pay Governance LLC has served as the independent compensation consultant to the Compensation Committee since 2010. The mandate of the consultant is to work for the Compensation Committee in its review of executive and director compensation practices, including the competitiveness of pay levels, executive compensation design issues, market trends, and technical considerations. The consultant does not determine or recommend amounts or forms of compensation. The historical and ongoing nature and scope of services rendered by the independent compensation consultant on the Compensation Committee’s behalf is described below:

•	competitive market pay analyses, Board of Director pay studies, dilution analyses and market trends;

•	ongoing support with regard to the latest relevant regulatory, technical and/or accounting considerations affecting executive compensation and benefit programs;

•	guidance on overall compensation program structure and executive employment agreement terms; and

•	preparation for and attendance at selected management, Compensation Committee, and Board of Director meetings.

The Compensation Committee has the final authority to hire and terminate Pay Governance LLC or any other compensation adviser. The Compensation Committee also evaluates Pay Governance LLC periodically. In addition, the Compensation Committee has the responsibility to consider the independence of Pay Governance LLC or any other compensation adviser before engaging the adviser. During 2022, the Compensation Committee reviewed the independence of Pay Governance LLC and the individual representatives of Pay Governance LLC who served as the Compensation Committee’s consultants pursuant to the requirements of Nasdaq and the SEC and the specific independence factors that the requirements cite and concluded, based on such review, that Pay Governance LLC’s work for the Compensation Committee does not raise any conflict of interest. In 2022, Pay Governance LLC did not provide any services to the Compensation Committee other than the executive and director compensation-related consulting services as described previously. Other than as described previously, management did not obtain any additional services from Pay Governance LLC in 2022.

Nominating and Governance Committee

The Nominating and Governance Committee presently consists of Mimi K. Drake (Chair), Connia M. Nelson, and Ian V. Nash, each of whom is an independent director under the independence standards of the Nasdaq Global Select Market. The Nominating and Governance Committee held 5 meetings in 2022.

The Nominating and Governance Committee provides assistance to our Board of Directors by:

•	identifying individuals qualified to become directors and recommending to the Board of Directors candidates for all directorships to be filled by the Board of Directors or by our stockholders;

•	identifying directors qualified to serve on the committees established by the Board of Directors and recommending to the Board of Directors members for each committee to be filled by the Board of Directors;

•	identifying directors qualified to serve as Chair of the Board of Directors and recommending to the Board of Directors nominees for Chair of the Board of Directors; and

•	developing and recommending to the Board of Directors a set of corporate governance principles, including, without limitation, principles relating to: board of directors organization, membership and function; board of directors committee structure and membership; succession planning for our Chief Executive Officer; and taking a leadership role in shaping our corporate governance.

In identifying and evaluating nominees for director, the Nominating and Governance Committee seeks to ensure that our Board of Directors possesses, in the aggregate, the strategic, managerial and financial skills and experience necessary to fulfill its duties and to achieve its objectives. The Nominating and Governance Committee also seeks to ensure that the Board of Directors is comprised of directors who have broad and diverse backgrounds, possessing knowledge in areas that are important to us, including at least one director who has the requisite experience and expertise to be designated as an “audit committee financial expert.” The Nominating and Governance Committee looks at each nominee on a case-by-case basis regardless of who recommends the nominee.

In looking at the qualifications of each candidate to determine if the election of such candidate would further the goals described above, the Nominating and Governance Committee takes into account all factors it considers appropriate, which may include strength of character, mature judgment, career specialization, relevant technical skills or financial acumen, diversity of viewpoint, and industry knowledge. While we do not have a formal policy with regard to the consideration of diversity in identifying nominees, the Nominating and Governance Committee believes that candidates should be selected so that the Board of Directors is a diverse body, with diversity reflecting, among other things, age, gender, race, and professional experience. The current Board of Directors is 50% diverse (by race, gender, and ethnic diversity combined), with two female directors and one racially diverse director. At a minimum, each Company nominee presented and approved by the Nominating and Governance Committee must have displayed the highest personal and professional ethics, integrity and values, and sound business judgment. In addition, the Nominating and Governance Committee believes a director should possess the following minimum qualifications to be recommended by the Nominating and Governance Committee to the Board of Directors:

•	A director must be highly accomplished in his or her respective field, with superior credentials and recognition and broad experience at the administrative and/or policy-making level in business, government, education, technology, or public interest;

•	A director must have expertise and experience relevant to our business and be able to offer advice and guidance to the Chief Executive Officer based on that expertise and experience;

•	A director must be independent of any particular constituency, be able to represent all of our stockholders and be committed to enhancing long-term stockholder value; and

•	A director must have sufficient time available to devote to activities of the Board of Directors and to enhance his or her knowledge of our business.

The Nominating and Governance Committee has the authority to retain a search firm to assist it in identifying nominees and, if a search firm is retained, the Nominating and Governance Committee provides the search firm with the criteria for the nominees as described above.

The Nominating and Governance Committee believes that the current composition of our Board of Directors provides a complementary mix of skills, experience, and backgrounds that are important in governing the Company. The Nominating and Governance Committee will continue to evaluate the Board of Directors’ composition on a periodic basis to ensure it reflects the appropriate mix of the foregoing and other factors.

The Nominating and Governance Committee will consider persons recommended by stockholders to become nominees for election as directors in accordance with the foregoing and other criteria set forth in our Nominating and Governance Committee Charter, which is available on our website as described above. Recommendations for consideration by the Nominating and Governance Committee should be sent to our Corporate Secretary in writing at Hudson Global, Inc., c/o Corporate Secretary, 53 Forest Avenue, Suite 102, Old Greenwich, Connecticut 06870, together with appropriate biographical information concerning each proposed nominee. Our By-Laws also set forth certain requirements for stockholders wishing to nominate director candidates directly for consideration by the stockholders. With respect to an election of directors to be held at an annual meeting, a stockholder must, among other things, give notice of an intent to make such a nomination to our Corporate Secretary in advance of the meeting in compliance with the terms and within the time period specified in our By-Laws. Pursuant to our By-Laws, a stockholder must give a written notice of intent to our Corporate Secretary not less than 45 days and not more than 75 days prior to the first anniversary of the date on which we first mailed our proxy materials for the preceding year’s annual meeting of stockholders (subject to certain exceptions if the annual meeting is advanced or delayed a certain number of days). See “Other Matters – Stockholder Proposals” for the specific deadlines for submitting stockholder proposals to our Corporate Secretary in connection with the 2024 Annual Meeting of Stockholders.

Strategic Planning Committee

The Strategic Planning Committee presently consists of Ian V. Nash (Chair), Mimi K. Drake, and Connia M. Nelson. The Strategic Planning Committee held 5 meetings in 2022.

The Strategic Planning Committee provides assistance to our Board of Directors by:

•	assisting our Board of Directors in assessing whether our management has the resources necessary to implement our Company’s strategy;

•	assessing external developments and factors, including changes in the economy, competition and technology, on our Company’s strategy and execution of its strategy; and

•	advising on strategic development activities, including those not in the ordinary course of business, under consideration from time to time by our Company.

Board Diversity Matrix

The table below provides information related to the composition of our Board members and nominees under Proposal 1. Each of the categories listed in the below table has the meaning as it is used in Nasdaq Rule 5605(f).

Board Diversity Matrix
	As of July 14, 2022				As of October 5, 2023
Total Number of Directors	4				4
Part I: Gender Identity	Female	Male	Non-Binary	Did Not Disclose Gender	Female	Male	Non-Binary	Did Not Disclose Gender
Directors	2	2	0	0	2	2	0	0
Part II: Demographic Background
African American or Black	1	0	0	0	1	0	0	0
Alaskan Native or Native American	0	0	0	0	0	0	0	0
Asian	0	0	0	0	0	0	0	0
Hispanic or Latinx	0	0	0	0	0	0	0	0
Native Hawaiian or Pacific Islander	0	0	0	0	0	0	0	0
White	1	2	0	0	1	2	0	0
Two or More Races or Ethnicities	0	0	0	0	0	0	0	0
LGBTQ+	0				0
Did Not Disclose Demographic Background	0				0

Board Leadership Structure

We have separate positions of Chair of the Board of Directors and Chief Executive Officer. We believe this leadership structure helps to promote more effective governance and oversight of our Company by our Board of Directors and allows our Chief Executive Officer to focus on the execution of our Company’s strategy and operations.

Our independent directors meet regularly without management, including our Chief Executive Officer, and are active in the oversight of our Company. Our Board of Directors and each Board committee have access to members of our management team and the authority to retain independent legal, accounting or other advisors as they deem necessary or appropriate. Our Chief Executive Officer does not serve on any Board committee.

The duties and responsibilities of our independent Chair include the following:

•	coordinating the activities of the independent directors and serving as a liaison between the independent directors and our Chief Executive Officer;

•	serving as the chair of meetings and executive sessions at which only the independent directors attend;

•	advising our Chief Executive Officer as to the quality, quantity, and timeliness of the flow of information from management that is necessary for the independent directors to effectively perform their duties;

•	jointly with the Compensation Committee, conducting an annual evaluation of the performance of the Chief Executive Officer and reporting to the Board of Directors the results of that evaluation;

•	in conjunction with the Chief Executive Officer, considering potential conflicts of interest of directors;

•	conducting, as appropriate, exit interviews of senior management upon resignation; and

•	recommending to the Chief Executive Officer the retention of outside advisors and consultants who report directly to the Board of Directors.

We believe that our Board of Directors leadership structure provides an appropriate balance between strong and strategic leadership and independent oversight of our Company, and that our Board of Directors leadership structure continues to serve the best interests of our Company and stockholders.

Risk Oversight

We recognize that the effective management of risk is key to achieving our objectives and the Audit Committee of our Board of Directors oversees our risk management process. We have in place a risk review process which identifies the principal risks that could impact our business and determines the mitigating actions required to ensure that these risks are controlled to an acceptable level. Our risk management process is coordinated by our Head of Internal Audit with our regional CEOs and their senior management teams having day-to-day responsibility for our risk management process. Our risk management process is supported by risk registers that are maintained at a regional level and our Head of Internal Audit provides periodic updates to the Audit Committee regarding, among other things, risk assessments and actions taken to mitigate risks. In addition, our Head of Internal Audit reports directly to the Chair of the Audit Committee and provides periodic updates to the Audit Committee about risk management issues, particularly those regarding accounting and finance-related risks. We have identified cybersecurity as a critical part of the Company’s risk management activity. Our management team is responsible for oversight of cybersecurity risk and reports to the Board on cybersecurity risks and actions taken to mitigate those risks.

Corporate Governance Guidelines

Our Board of Directors has adopted Corporate Governance Guidelines to promote the effective functioning of our Board of Directors and Board committees and to set forth a common set of expectations as to how our Board of Directors and Board committees should perform their functions. Our Corporate Governance Guidelines are available, free of charge, on our website at www.hudsonrpo.com. The information contained in, or that can be accessed through, our website does not constitute a part of this proxy statement.

Compensation Recovery Policy

In December 2016, our Board of Directors adopted a compensation recovery policy, effective January 1, 2017, pursuant to which certain incentive-based compensation received by our executive officers on the basis of financial results that are later restated may be subject to recovery. The incentive-based compensation subject to the policy includes any compensation that is granted, earned or vested based wholly or in part upon the attainment of a measure that is determined and presented in accordance with the accounting principles used in preparing our financial statements, any measures that are derived wholly or in part from such measures, or stock price or total shareholder return. We intend to amend the policy as and when necessary to reflect applicable changes in law and stock exchange listing standards, including the requirements of the final regulations and listing standards expected to be promulgated pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010.

Insider Trading Policy

Our Board of Directors has adopted an insider trading policy that applies to all of its officers, directors and employees. Officers, directors and employees are prohibited from engaging in any of the following types of transactions with respect to the Company’s securities: (i) short sales, including short sales “against the box”, (ii) purchases or sales of puts, calls, or other derivative securities, or (iii) purchases of financial instruments (including prepaid variable forward contracts, equity swaps, collars and exchange funds) or other similar transactions that directly hedge or offset, or are designed to directly hedge or offset, any decrease in the market value of Company securities.

Meetings and Attendance

Our Board of Directors held 9 meetings in 2022. Each of the directors currently serving on our Board of Directors attended at least 75% of the aggregate number of meetings of the Board of Directors held in 2022 and the meetings held by each committee of the Board of Directors on which such director served during 2022.

Additionally, our directors are expected to attend our annual meeting of stockholders each year. At the 2022 Annual Meeting of Stockholders, all of our directors then serving were in attendance either in-person or by teleconference.

Communications with Board of Directors

You may communicate with our Board of Directors by writing to our Corporate Secretary at Hudson Global, Inc., c/o the Board of Directors (or, at your option, c/o a specific director), 53 Forest Avenue, Suite 102, Old Greenwich, Connecticut 06870. The Corporate Secretary will deliver this communication to the Board of Directors or the specified director, as the case may be, if they relate to appropriate and substantive corporate or Board of Directors matters. Communications that are of a commercial or frivolous nature, or otherwise inappropriate for the Board of Director’s consideration, will not be forwarded to the Board of Directors.

Policies and Procedures Regarding Related Person Transactions

Our Board of Directors has adopted written policies and procedures regarding related person transactions. For purposes of these policies and procedures:

•	a “related person” means any of our directors, executive officers or nominees for director or any of their immediate family members; and

•	a “related person transaction” generally is a transaction (including any indebtedness or a guarantee of indebtedness) in which we were or are to be a participant and the amount involved exceeds $120,000, and in which a related person had or will have a direct or indirect material interest.

Each of our executive officers, directors or nominees for director is required to disclose to the Audit Committee certain information relating to related person transactions for review, approval or ratification by the Audit Committee. Disclosure to the Audit Committee should occur before, if possible, or as soon as practicable after the related person transaction is effected, but in any event as soon as practicable after the executive officer, director or nominee for director becomes aware of the related person transaction. The Audit Committee’s decision whether or not to approve or ratify a related person transaction is to be made in light of the Audit Committee’s determination that consummation of the transaction is not or was not contrary to our best interests. Any related person transaction must be disclosed to the full Board of Directors.

There have been no related party transactions since January 1, 2022.

DIRECTOR COMPENSATION

The following table sets forth information regarding the compensation received by each of our directors during 2022, other than Mr. Eberwein who did not receive any compensation for serving as a director and whose compensation as an executive officer is set forth below under “Executive Compensation – Summary Compensation Table.”

Name	Fees Earned or Paid in Cash	Stock Awards (1)	Option Awards (2)	Total
Mimi K. Drake	$—	$126,548	$—	$126,548
Ian V. Nash	$75,000	$120,099	$—	$195,099
Connia M. Nelson	$—	$106,572	$—	$106,572

(1)	The dollar amount shown reflects the aggregate grant date fair value calculated in accordance with FASB ASC Topic 718 for all awards of share units granted during the fiscal year under our Director Deferred Share Plan. Assumptions used in the calculation of these amounts are included in Note 5 to the Notes to Consolidated Financial Statements in our Annual Report on Form 10-K, for the fiscal year ended December 31, 2022.

(2)	There were no outstanding stock options for any of our directors as of December 31, 2022.

Retainer and Meeting Fees

Each non-employee director is entitled to receive an annual retainer of $25,000 paid in quarterly installments. The Chairs of the Audit Committee, Compensation Committee, Nominating and Governance Committee, and Strategic Planning Committee receive an additional annual retainer of $25,000, $10,000, $5,000, and $75,000, respectively, paid in quarterly installments, for serving as chair of such committee. Each director serving as a member on the Audit Committee, Compensation Committee, and Nominating and Governance Committee receives an annual retainer of $4,000, $2,500, and $2,500, respectively, paid in quarterly installments, for service on such committee. The Board Chair receives an annual fee of $25,000, paid in quarterly installments, for serving as the Chair of our Board of Directors. The annual retainer and the retainer for serving as a Chair of a Board committee, except for the Chair of the Strategic Planning Committee, are paid in “share units” each pursuant to the “Director Deferred Share Plan” as described below. The retainer for serving as the Chair of the Strategic Planning Committee is paid in cash in quarterly installments. Also, each non-employee director is entitled to receive $65,000 annually paid in share units as described below under “Director Deferred Share Plan.” Additionally, directors are reimbursed for out-of-pocket expenses associated with attending meetings of the Board of Directors and Board committees.

Director Deferred Share Plan

Each quarter, effective seven calendar days following the release of our earnings, the retirement account of each non-employee director is credited under our Director Deferred Share Plan with the applicable number of share units for the quarterly portion of the annual retainer and the quarterly portion of the retainer for serving as a member or Chair of a Board committee. Also, on the date of our annual meeting of stockholders, the retirement account of each non-employee director is credited under the Director Deferred Share Plan with $65,000 of share units. All share units fully vest on the date of grant. All share units are equivalent to one share of our common stock and are payable only in common stock issued under our 2009 Incentive Stock and Awards Plan up to 90 days after a director ceases service as a Board of Directors member.

Stock Options

In October 2015, the Compensation Committee established a new stock option program under our 2009 Incentive Stock and Awards Plan for new non-employee directors. The exercise price for options is the fair market value of a share of our common stock on the date of grant. Options have a term of five years and become exercisable as follows: 50% immediately on the date of grant and 100% upon the first anniversary of the grant date (provided that if our Board of Directors does not designate such individual as a nominee for election as a director at our first annual meeting of stockholders following the grant date, then the remainder of such option that has not yet vested will immediately vest). If a director ceases service on our Board of Directors for any reason other than death, then that portion of the option grant that is exercisable on the date the director ceases service will remain exercisable for a period of two years after such date. If the director’s service ceases by reason of the director’s death, then the option will remain exercisable by the director’s beneficiary for a period of two years after the date of the director’s death.

No directors held any outstanding stock options as of December 31, 2022.

Stock Ownership Policy

The Board of Directors considers ownership of our common stock to be an important factor in aligning the interest of our directors with those of our stockholders. Our Board of Directors has established a Stock Ownership Policy for non-employee directors. The Stock Ownership Policy became effective January 1, 2012. Under the Stock Ownership Policy, non-employee directors are required to own shares of our common stock with a market value equal to at least three times the director’s then-current annual cash retainer. A director must satisfy the ownership requirements within five years from the date of the director’s appointment to the Board of Directors. Stock ownership can consist of shares owned directly by the director and deferred shares, but vested and unvested stock options and unvested restricted shares are not included. The value of our common stock held by directors is measured annually using the greater of the value of our common stock on the date when the shares were vested or purchased and the value of our common stock as of December 31 of the applicable year. Once the value of a director’s shares reaches the required market value, the director is deemed to have met the stock ownership requirements and must retain only the number of shares that were required to meet the stock ownership requirements as of the date the director first met the requirements. On May 6, 2019, the Compensation Committee determined that directors would receive their annual retainers paid in share units pursuant to the Director Deferred Share Plan rather than in cash.

EXECUTIVE COMPENSATION

Executive Officers

Mr. Eberwein’s full biographical information is provided above under the heading “Nominees for Election at the Annual Meeting.”

Matthew K. Diamond, 48, has served as Chief Financial Officer since January 2020 with overall responsibility for the Company’s global accounting and finance functions. Prior to serving as Chief Financial Officer, Mr. Diamond served as the Company’s Vice President of Finance since January 2019 and was appointed principal financial officer in June 2019. Prior to joining the Company, Mr. Diamond served in a variety of finance and control roles at PepsiCo, Inc. from 2001 to 2018, including director roles in Financial Reporting, Financial Analysis, and Technical Accounting and Policy. Mr. Diamond is a CPA and began his career as a Supervisory Senior Auditor with Arthur Andersen LLP. Mr. Diamond earned a BBA in Public Accounting from Pace University, where he graduated with magna cum laude honors.

Summary Compensation Table for Fiscal 2022 and 2021

The following table sets forth certain information concerning the compensation earned for 2022 and 2021 by (i) our Chief Executive Officer, and (ii) our Chief Financial Officer. The persons named in the table are also referred to in this proxy statement as the “named executive officers.”

Name and Principal Position	Year	Salary	Stock Awards (4)	Option Awards (5)	Non-Equity Incentive Plan Compensation (3)	All Other Compensation (6)		Total
Jeffrey Eberwein,	2022	$400,000	$367,380	$—	$78,164	$—		$845,544
Chief Executive Officer (1)	2021	$400,000	$704,995	$—	$150,000	$—		$1,254,995
Matthew Diamond,	2022	$243,750	$117,240	$—	$66,684	$9,150	(7)	$436,824
Chief Financial Officer (2)	2021	$225,000	$200,520	$—	$118,125	$8,432	(7)	$552,077

(1)	Mr. Eberwein was appointed as Chief Executive Officer (principal executive officer) of our Company by the Board of Directors on April 1, 2018.

(2)	Mr. Diamond was appointed as Chief Financial Officer (principal financial officer) of our Company by the Board of Directors on December 10, 2019, effective as of January 1, 2020. Mr. Diamond previously served as the Company’s Vice President of Finance since January 2019 and was appointed principal financial officer on June 30, 2019.

(3)	Represents amounts earned in the years shown, which may be paid subsequent to each respective year end.

(4)  The dollar amount shown reflects the aggregate grant date fair value calculated in accordance with FASB ASC Topic 718 (excluding the effect of estimated forfeitures) for all awards of restricted stock units granted for the relevant fiscal year.

(5)	The dollar amount shown reflects the aggregate grant date fair value calculated in accordance with FASB ASC Topic 718 (excluding the effect of estimated forfeitures) for all awards of stock options granted during the relevant fiscal year.

(6)	Certain personal benefits we provided to the named executive officers are not included in the table because the aggregate amount of such personal benefits for each named executive officer was less than $10,000.

(7)	Consists only of our matching contributions under our 401(k) Savings Plan of $9,150 and $8,432 for Mr. Diamond in 2022 and 2021, respectively.

Disclosure Regarding Summary Compensation Table

Executive Employment Agreements

We have an Executive Employment Agreement with our Chief Executive Officer, Jeffrey E. Eberwein. This agreement was designed to provide reasonable financial security (in general, not exceeding one year’s salary and target bonus) to our executive officer in the event of certain kinds of separation from our Company, while providing our Company with appropriate releases from potential claims and commitments not to solicit our clients or employees during a set period.

The Executive Employment Agreement entitles Mr. Eberwein to:

•	an annual base salary in the amount of at least $400,000 for Mr. Eberwein;

•	eligibility to receive an annual cash bonus as provided in our Senior Management Bonus Plan (equal to 25% of base salary for Mr. Eberwein);

•	eligibility to receive a grant of equity of our Company under our Senior Management Bonus Plan (117.5% of base salary for Mr. Eberwein);

•	four weeks of vacation per year;

•	severance and health and dental benefits upon termination or non-renewal of employment;

•	severance and health and dental benefits upon a termination of employment after a change in control of our Company; and

•	other benefits of employment comparable to other senior management of our Company.

Upon a termination of the employment of Mr. Eberwein after a change in control of our Company, if any portion of the executive’s termination payment would constitute an “excess parachute payment,” then the termination payment made to the executive will either be made in full or made in the greatest amount such that no portion of the termination payment would be subject to the excise tax, whichever results in the receipt by the executive of the greatest benefit on an after-tax basis. In connection with entering into the employment agreement, Mr. Eberwein executed a Confidentiality, Non-solicitation and Work Product Assignment Agreement with us.

We have the right to terminate Mr. Eberwein’s employment at any time, subject to the provisions of his Executive Employment Agreement described below under “Potential Payments Upon Termination or Change in Control—Executive Employment Agreements.”

Employment Offer Letter with Matthew Diamond

In connection with Mr. Diamond’s employment, the Company entered into an offer letter with Mr. Diamond on December 18, 2018, which provides that Mr. Diamond is entitled to receive an annualized base salary of $200,000, payable in regular installments in accordance with the Company’s general payroll practices. This amount was increased to $225,000 effective January 1, 2020, in connection with Mr. Diamond’s appointment as Chief Financial Officer and was subsequently increased to $250,000 effective April 1, 2022. Mr. Diamond is also eligible for a Corporate non-guaranteed potential target incentive of 35% of his annualized base salary and a grant of equity as determined by the Compensation Committee. Mr. Diamond’s employment can be terminated at will. Mr. Diamond is also entitled to vacation and other employee benefits in accordance with the Company’s policies.

2022 Incentive Compensation Program

Our Compensation Committee annually sets bonus performance targets to help drive growth in our financial performance year-over-year. On March 7, 2022, the Compensation Committee (the “Committee”) of the Board of Directors of the Company approved an incentive compensation plan (the “2022 CEO/CFO Incentive Compensation Plan”) for the Company’s Chief Executive Officer, Jeffrey E. Eberwein, and Chief Financial Officer, Matthew K. Diamond, for the year ending December 31, 2022. The 2022 CEO/CFO Incentive Compensation Plan is designed to award such officers for achieving certain corporate objectives and provides for both equity and cash incentive opportunities. Pursuant to the 2022 CEO/CFO Incentive Compensation Plan, the Committee set the target cash opportunity at $100,000 and $87,500, respectively, and the target restricted stock unit opportunity at $470,000 and $150,000, respectively. Payouts under the 2022 CEO/CFO Incentive Compensation Plan were based upon whether the Company in 2022 achieves EBITDA exceeding certain specified amounts. The Committee also approved the 2022 Incentive Compensation Plan for other executives of the Company, which is designed to award such executives for achieving certain group and division objectives and provides for both equity and cash incentive opportunities. As a result of our adjusted EBITDA performance relative to the 2022 bonus targets, Mr. Eberwein and Mr. Diamond received bonuses of $78,164 and $66,684, respectively, and Mr. Eberwein and Mr. Diamond received 12,246 and 3,908 restricted stock units, respectively.

The Compensation Committee also approved an increase of the annual base salary for Mr. Diamond from $225,000 to $250,000, effective April 1, 2022.

Restricted Stock Units

The grants of restricted stock units made to our named executive officers vest based on performance conditions and service time conditions, as described below in Footnote 1 under “Outstanding Equity Awards at December 31, 2022.” See “Potential Payments Upon Termination or Change in Control—Restricted Stock Agreements” for a description of the terms of the restricted stock units triggered upon a termination of the employment of a named executive officer or a change in control of our Company.

Stock Ownership Guidelines

The Board of Directors has established a Stock Ownership Policy for senior management, including our named executive officers, and it is intended to further align the interests of management and stockholders. Under the Stock Ownership Policy, executives, other than the Chief Executive Officer, are required to own shares of our common stock with a value equal to at least one time their respective base salaries. The Chief Executive Officer must own shares of our common stock with a value equal to at least two times his annual base salary. An executive must satisfy the ownership requirements within five years of the date of the executive’s appointment to a position covered by the Stock Ownership Policy. Stock ownership can consist of shares owned directly by the executive, vested restricted shares, deferred shares, shares in the executive’s 401(k) account, and shares owned through the Employee Stock Purchase Plan. Vested and unvested stock options, unvested restricted stock units, and unvested restricted shares will not apply to the ownership level. The value of our common stock held by executives is measured annually using the greater of the value of our common stock on the date when the shares were vested or purchased and the value of our common stock as of December 31 of the applicable year. Once the value of an executive’s shares reaches the required market value, the executive will be deemed to have met the stock ownership requirements and must retain only the number of shares that were required to meet the stock ownership requirements as of the date the executive first met the requirements. As of December 31, 2022, the last measurement date for compliance with the Stock Ownership Policy, the named executive officers continuing in office had not met their respective stock ownership requirements, but were on track to do so within the five-year prescribed period. No named executive officer who had not met their stock ownership requirement sold shares or exercised options during 2022.

Benefits

We provide our employees with customary health care benefits and offer a defined contribution plan (401(k) plan) in lieu of a pension plan to eligible employees, including our named executive officers, who, if they meet the plan eligibility requirements, may elect to participate. Under our 401(k) plan, we have the discretion to make a matching contribution at the end of each plan year to each participant’s account in an amount up to 50% of the participant’s salary reduction contributions for the plan year, taking into account salary reduction contributions between 1% and 6% of the participant’s eligible compensation. Other than these savings programs, we provide no retirement benefits to employees or supplemental retirement benefits to our executive officers.

Perquisites

We provide no perquisites to our named executive officers as a group, and in 2022, we did not provide perquisites in an aggregate amount greater than $10,000 to any individual named executive officer.

Impact of Tax Treatment on Compensation

As a result of changes made by the Tax Cuts and Jobs Act, starting with compensation paid in 2018, Section 162(m) of the Internal Revenue Code will limit us from deducting compensation, including performance-based compensation, in excess of $1 million paid to certain executive officers such as the chief executive officer, chief financial officer, or anyone who is among the three most highly compensated executive officers for any fiscal year. The only exception to this rule is for compensation that is paid pursuant to a binding contract in effect on November 2, 2017 that would have otherwise been deductible under the prior Section 162(m) rules.

In addition, Section 409A of the Internal Revenue Code provides, among other things, rules for when compensation may be deferred and when, if deferred, it may be paid. Our compensation plans and agreements are intended to be compliant with Section 409A.

Outstanding Equity Awards at December 31, 2022

The following table sets forth information on outstanding restricted stock unit awards held by the named executive officers at December 31, 2022, including the restricted stock units that have not vested based on the closing market price for our common stock on December 30, 2022, the last business day of our fiscal year, of $22.63. No stock options or restricted stock was held by the named executive officers at December 31, 2022.

	Stock Awards
Name	Grant Date	Number of Shares of Stock That Have Not Vested		Market Value of Shares of Stock That Have Not Vested
Jeffrey E. Eberwein (4)	01/27/2021	7,688	(1)	$173,979
	03/18/2021	14,092	(2)	$318,902
	03/07/2022	12,246	(3)	$277,127
		34,026		$770,008

Matthew K. Diamond	01/27/2021	2,863	(1)	$64,790
	03/18/2021	8,040	(2)	$181,945
	03/07/2022	3,908	(3)	$88,438
		14,811		$335,173

(1)	The shares of restricted stock units granted on January 27, 2021 had the following vesting criteria:

75.0% of the Restricted Stock Units (the “Group EBITDA Restricted Stock Units”) shall vest upon the determination by the Committee that the Company achieved for the year ending December 31, 2020 (the “Performance Period”) a “target” Group EBITDA (as defined below) of $4.563 million; provided that 30.0% to 99.9% of the Group EBITDA Restricted Stock Units will vest if the Group EBITDA is equal to or greater than $3.651 million and less than $4.563 million (such vesting percentage determined pro rata for Group EBITDA achievement within such range), and a number of Units equal to 100.1% to 140.0% of the Group EBITDA Restricted Stock Units will vest (in the case of a number of Units up to 100.0% of the Group EBITDA Restricted Stock Units) or be granted (in the case of Units in excess of 100.0% of the Group EBITDA Restricted Stock Units) if the Group EBITDA is greater than $4.563 million and equal to or less than $5.932 million (such vesting percentage determined pro rata for Group EBITDA achievement within such range, and in the event the Group EBITDA is greater than $5.932 million, the number of Group EBITDA Restricted Stock Units to be granted shall be as if the Group EBITDA was $5.932 million), subject in each case to satisfaction of the service vesting conditions; and provided further that any such newly granted Units in excess of 100.0% of the Group EBITDA Restricted Stock Units shall be deemed Restricted Stock Units subject to all of the terms and conditions of this Agreement; and

25.0% of the Restricted Stock Units (the “Corporate Costs Restricted Stock Units”) shall vest upon the determination by the Committee that the Company achieved for the Performance Period a “target” Corporate Costs (as defined below) of $3.946 million; provided that 60% to 99.9% of the Corporate Costs Restricted Stock Units will vest if the Corporate Costs is equal to or less than $4.341 million and greater than $3.946 million (such vesting percentage determined pro rata for Corporate Costs achievement within such range), and a number of Units equal to 100.1% to 160.0% of the Corporate Costs Restricted Stock Units will vest (in the case of a number of Units up to 100.0% of the Corporate Costs Restricted Stock Units) or be granted (in the case of Units in excess of 100.0% of the Corporate Costs Restricted Stock Units) if the Corporate Costs is less than $3.946 million and equal to or greater than $2.762 million (such vesting percentage determined pro rata for Corporate Costs achievement within such range, and in the event the Corporate Costs is less than $2.762 million, the number of Corporate Costs Restricted Stock Units to be granted shall be as if the Corporate Costs was $2.762 million), subject in each case to satisfaction of the service vesting conditions; and provided further that any such newly granted Units in excess of 100.0% of the Corporate Costs Restricted Stock Units shall be deemed Restricted Stock Units subject to all of the terms and conditions of this Agreement.

(2)	The shares of restricted stock units granted on March 18, 2021 had the following vesting criteria:

100% of the Restricted Stock Units (the “Restricted Stock Units”) shall vest upon the determination by the Committee that the Company achieved for the year ending December 31, 2021 (the “Performance Period”) a “target” EBITDA (as defined below) of $4.813 million; provided that 50.0% to 99.9% of the EBITDA Restricted Stock Units will vest if the EBITDA is equal to or greater than $3.850 million and less than $4.813 million (such vesting percentage determined pro rata for EBITDA achievement within such range in accordance with Appendix 1), and a number of Units equal to 100.1% to 150% of the EBITDA Restricted Stock Units will vest (in the case of a number of Units up to 100.0% of the EBITDA Restricted Stock Units) or be granted (in the case of Units in excess of 100.0% of the EBITDA Restricted Stock Units) if the EBITDA is greater than $4.813 million and equal to or less than $6.257 million (such vesting percentage determined pro rata for EBITDA achievement within such range in accordance with Appendix 1, and in the event the EBITDA is greater than $6.257 million, the number of EBITDA Restricted Stock Units to be granted shall be as if the EBITDA was $6.257 million), subject in each case to satisfaction of the service vesting conditions; and provided further that any such newly granted Units in excess of 100.0% of the EBITDA Restricted Stock Units shall be deemed Restricted Stock Units subject to all of the terms and conditions of this Agreement.

(3)	The shares of restricted stock units granted on March 7, 2022 had the following vesting criteria:

100% of the Restricted Stock Units (the “Restricted Stock Units”) shall vest upon the determination by the Committee that the Company achieved for the year ending December 31, 2022 (the “Performance Period”) a “target” EBITDA (as defined below) of $19.869 million; provided that 50.0% to 99.9% of the EBITDA Restricted Stock Units will vest if the EBITDA is equal to or greater than $15.895 million and less than $19.869 million (such vesting percentage determined pro rata for EBITDA achievement within such range in accordance with Appendix 1), and a number of Units equal to 100.1% to 150% of the EBITDA Restricted Stock Units will vest (in the case of a number of Units up to 100.0% of the EBITDA Restricted Stock Units) or be granted (in the case of Units in excess of 100.0% of the EBITDA Restricted Stock Units) if the EBITDA is greater than $19.869 million and equal to or less than $25.830 million (such vesting percentage determined pro rata for EBITDA achievement within such range in accordance with Appendix 1, and in the event the EBITDA is greater than $25.830 million, the number of EBITDA Restricted Stock Units to be granted shall be as if the EBITDA was $25.830 million), subject in each case to satisfaction of the service vesting conditions; and provided further that any such newly granted Units in excess of 100.0% of the EBITDA Restricted Stock Units shall be deemed Restricted Stock Units subject to all of the terms and conditions of this Agreement.

(4)	The shares of restricted stock units granted to Mr. Eberwein on January 27, 2021, March 18, 2021 and March 7, 2022 will not be issued until up to 90 days after Mr. Eberwein ceases service to the Company.

Pay Versus Performance

As required by Section 953(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(v) of Regulation S-K, we are providing the following information about the relationship between executive compensation and certain financial performance of our Company for each of the last two completed fiscal years. In determining the “compensation actually paid” to our named executive officers, we are required to make various adjustments to amounts that have previously been reported in the Summary Compensation Table in previous years, as the SEC’s calculation method for this section differs from those required in the Summary Compensation Table.

Pay Versus Performance Table

The table below presents information on the compensation of our named executive officers in comparison to certain performance metrics for 2022 and 2021. The metrics are not those that the Compensation Committee of our Board uses when setting executive compensation. The use of the term “compensation actually paid” (“CAP”) is required by the SEC’s rules. Neither CAP nor the total amount reported in the Summary Compensation Table reflect the amount of compensation actually paid, earned or received during the applicable year. Per SEC rules, CAP was calculated by adjusting the Summary Compensation Table total values for the applicable years.

Year (1)	Summary Compensation Table Total for PEO (2)	Compensation Actually Paid to PEO (3)	Average Summary Compensation Table Total for non-PEO Named Executive Officers (4)	Average Compensation Actually Paid to non- PEO Named Executive Officers (5)	Value of Initial Fixed $100 Investment Based On Total Shareholder Return (6)	Net Income (7)
2022	$845,544	$318,570	$436,824	$304,363	$215.52	$7,128,532
2021	$1,254,995	$2,323,330	$552,077	$778,608	$276.19	$3,226,753

(1) Data presented for our last two fiscal years in compliance with Item 402(v)(8).

(2) Represents total compensation to Jeffrey Eberwein, who served as our Chief Executive Officer during 2022 and 2021.

(3) The dollar amounts reported in this column represent the average amount of “compensation actually paid” to Mr. Eberwein, as computed in accordance with Item 402(v) of Regulation S-K. The dollar amounts do not reflect the actual average amount of compensation earned by or paid to Mr. Eberwein during the applicable year. The following adjustments were made to Mr. Eberwein’s total compensation for each year to determine “compensation actually paid” in accordance with SEC regulations:

	Adjustments to Determine CAP for PEO
Fiscal Year	2021	2022
Average Total from Summary Compensation Table	$1,254,995	$845,544
(-) Grant Date Fair Value of Option Awards and Stock Awards Granted in Fiscal Year	$(704,995)	$(367,380)
(+) Fair Value at Fiscal Year-End of Outstanding and Unvested Option Awards and Stock Awards Granted in Fiscal Year	$1,223,510	$277,127
(+) / (-) Change in Fair Value of Outstanding and Unvested Option Awards and Stock Awards Granted in Prior Fiscal Years	$487,827	$(138,739)
(+) / (-) Change in Fair Value as of Vesting Date of Option Awards and Stock Awards Granted in Prior Fiscal Years For Which Applicable Vesting Conditions Were Satisfied During Fiscal Year	$61,993	$(297,982)
Compensation Actually Paid	$2,323,330	$318,570

(4) Represents the total compensation to Matthew Diamond, who served as our Chief Financial Officer and the only non-PEO named executive officer during 2022 and 2021.

(5) The dollar amounts reported in this column represent the average amount of “compensation actually paid” to Mr. Diamond, as computed in accordance with Item 402(v) of Regulation S-K. The dollar amounts do not reflect the actual average amount of compensation earned by or paid to Mr. Diamond during the applicable year. The following adjustments were made to the Non-PEO NEO total compensation for each year to determine “compensation actually paid” in accordance with SEC regulations:

	Adjustments to Determine CAP for non-PEO NEO
Fiscal Year	2021	2022
Average Total from Summary Compensation Table	$552,077	$436,824
(-) Grant Date Fair Value of Option Awards and Stock Awards Granted in Fiscal Year	$(200,520)	$(117,240)
(+) Fair Value at Fiscal Year-End of Outstanding and Unvested Option Awards and Stock Awards Granted in Fiscal Year	$348,000	$88,438
(+) / (-) Change in Fair Value of Outstanding and Unvested Option Awards and Stock Awards Granted in Prior Fiscal Years	$79,051	$(69,452)
(+) / (-) Change in Fair Value as of Vesting Date of Option Awards and Stock Awards Granted in Prior Fiscal Years For Which Applicable Vesting Conditions Were Satisfied During Fiscal Year	-	$(34,207)
Compensation Actually Paid	$778,608	$304,363

(6)  As we have not paid dividends, cumulative TSR is calculated by dividing $100 by the last closing price in 2020 to obtain a number of shares, and multiplying that number of shares by the closing price on the last trading day of the relevant measurement period.

(7)  The dollar amounts reported represent the amount of net income reflected in the Company’s audited financial statements for the applicable year.

Relationship Disclosure to Pay Versus Performance Table

In accordance with rules adopted by the SEC pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, we provide the following descriptions of the relationships between information presented in the Pay Versus Performance table.

Compensation Actually Paid and Cumulative TSR

The following chart sets forth the relationship between compensation actually paid to the PEO and the NEO, compared to our cumulative TSR for each the years presented:

Compensation Actually Paid and Net Income

The following chart sets forth the relationship between compensation actually paid to the PEO and the NEO, compared to the our net income reported in our most recent 10-K filings for each of the years presented:

Potential Payments Upon Termination or Change-in-Control

We have entered into agreements and maintain plans that require us to provide compensation to the named executive officers in the event of a termination of employment or a change in control of our Company. These agreements provide that a change in control of our Company will occur if, among other things, our stockholders approve the sale of substantially all of our assets.

The estimated amount of compensation payable to Mr. Eberwein in the event of a termination of employment or a change in control of our Company is listed in the table below, assuming that the termination and/or change in control of our Company occurred at December 30, 2022, the last business day of our fiscal year, and that our common stock is valued at $22.63, the closing market price for our common stock on December 30, 2022. Descriptions of the circumstances that would trigger payments or the provision of other benefits to these named executive officers, how such payments and benefits are determined under the circumstances, material conditions and obligations applicable to the receipt of payments or benefits and other material factors regarding such agreements and plans, and other material assumptions that we have made in calculating the estimated compensation, follow these tables.

Payments and Benefits to Jeffrey E. Eberwein (1)
	Termination by Company for Cause or by Executive	Termination by Company Without Cause or by Executive for Good Reason	Death	Disability	Change in Control	Change in Control and Termination by Company Without Cause or by Executive for Good Reason
Severance	$—	$—	$—	$—	$—	$500,000
Health and Dental Insurance	$—	$—	$—	$—	$—	$—
Advisor Fees	$—	$—	$—	$—	$—	$—
Vesting of Restricted Stock	$—	$770,008	$770,008	$—	$—	$770,008
Vesting of Stock Options	$—	$—	$—	$—	$—	$—
Total	$—	$770,008	$770,008	$—	$—	$1,270,008

(1)	The amounts set forth in the table above for Mr. Eberwein, the only named executive officer who has an Executive Employment Agreement, assume that: (i) for purposes of determining whether any excise tax is triggered, we would be able to overcome any presumption that restricted stock unit grants in 2018 were made in contemplation of a change in control pursuant to regulations issued under the Internal Revenue Code; and (ii) legal and accounting advisor fees are the maximum possible under the Executive Employment Agreement.

Payments and Benefits to Matthew K. Diamond
	Termination by Company for Cause or by Executive	Termination by Company Without Cause or by Executive for Good Reason	Death	Disability	Change in Control	Change in Control and Termination by Company Without Cause or by Executive for Good Reason
Severance	$—	$—	$—	$—	$—	$—
Health and Dental Insurance	$—	$—	$—	$—	$—	$—
Advisor Fees	$—	$—	$—	$—	$—	$—
Vesting of Restricted Stock	$—	$—	$335,173	$—	$—	$335,173
Vesting of Stock Options	$—	$—	$—	$—	$—	$—
Total	$—	$—	$335,173	$—	$—	$335,173

Executive Employment Agreements

Our Executive Employment Agreement with Mr. Eberwein includes provisions pursuant to which Mr. Eberwein is entitled to the following severance and other payments upon his termination.

If Mr. Eberwein dies during the term of the Executive Employment Agreement, if we terminate Mr. Eberwein’s employment as a result of a disability or for cause, or if he voluntarily terminates employment with us, then we will have no further obligation to Mr. Eberwein or his estate, except to pay base salary earned through the date of death or termination. “Disability” is defined in Mr. Eberwein’s employment agreement to mean the inability to perform his essential job duties and responsibilities due to mental or physical disability for a total of twelve weeks, whether consecutive or not, during any rolling twelve-month period.

If we terminate Mr. Eberwein’s employment without cause or do not renew his employment agreement then, subject to his executing our then-current form of general release agreement, Mr. Eberwein will be entitled to receive (i) base salary earned through the date of termination, (ii) a severance payment equal to his then-current base salary for a period of up to twelve months following such termination made in equal installments on our regular pay dates, and (iii) our portion of the premiums for providing continued health and dental insurance benefits to Mr. Eberwein for up to twelve months after termination (with only Mr. Eberwein’s portion of such premiums being deducted from his severance payment). The severance payment, plus accrued interest, would not be paid to Mr. Eberwein until six months after his termination, unless the severance payment is less than a certain amount, as prescribed by statute. “Cause” is defined in Mr. Eberwein’s employment agreement to mean: (i) the willful failure of Mr. Eberwein to perform his duties and obligations in any material respect, which failure is not cured within 30 days after receipt of written notice of such failure; (ii) intentional acts of dishonesty or willful misconduct by Mr. Eberwein with respect to the Company; (iii) conviction of a felony or violation of any law involving dishonesty, disloyalty or fraud, or a pleading of guilty or nolo contendere to such charge; (iv) repeated refusal to perform the reasonable and legal instructions of our Board of Directors; (v) any material breach of the agreement or the Confidentiality, Non-Solicitation and Work Product Assignment Agreement that Mr. Eberwein entered into with the Company; (vi) failure to confirm compliance with our Code of Business Conduct and Ethics after ten days’ written notice requesting confirmation; or (vii) any violation of the terms, including any non-competition, non-disclosure, non-solicitation or confidentiality provisions, of any written or oral agreement, arrangement or understanding to which Mr. Eberwein is a party or by which he is bound, other than his agreements with the Company.

After a change in control of our Company, if Mr. Eberwein’s employment is terminated by us other than by reason of death, disability or for cause or by Mr. Eberwein for good reason, then he would be entitled to a lump-sum severance payment equal to his annual base salary immediately prior to termination, and his target annual bonus under our Senior Management Bonus Plan for the year in which the termination occurs, plus health and dental insurance benefits for a period of up to twelve months after termination. The Executive Employment Agreement provides that, upon a termination of employment after a change in control of our Company, if any portion of Mr. Eberwein’s termination payment would constitute an “excess parachute payment,” then the termination payment made to him would either be delivered in full or delivered in the greatest amount such that no portion of the termination payment would be subject to the excise tax, whichever results in the receipt by Mr. Eberwin of the greatest benefit on an after-tax basis. The Executive Employment Agreement does not provide for an excise tax gross-up payment. A “change in control” is defined in Mr. Eberwein’s employment agreement to mean: (i) the consummation of a consolidation, merger, share exchange or reorganization involving the Company, except for certain transactions that do not result in another person acquiring control of the Company; (ii) our stockholders approving a plan of complete liquidation or dissolution of us or an agreement for the sale of substantially all of our assets, other than sale of substantially all of our assets to an entity at least 75% of the combined voting power of the voting securities of which are owned by our stockholders in substantially the same proportions as their ownership immediately prior to such sale; (iii) any person, with certain exceptions, is or becomes the beneficial owner of our securities representing more than 20% of our outstanding shares of common stock or combined voting power of our outstanding voting securities; or (iv) individuals who were directors as of the date of the agreement and any new director whose appointment or election was approved or recommended by a vote of at least two-thirds of the directors then in office who were either directors on the date of agreement or whose appointment or election was previously so approved or recommended cease to constitute a majority of our directors.

Restricted Stock Agreements

When we make grants of restricted stock to our executive officers, including the named executive officers, we enter into Restricted Stock Agreements with such executive officers that contain provisions that are triggered upon a termination of an executive officer or a change in control of our Company.

If an executive officer’s employment or service with us is terminated for any reason other than death, then the shares of restricted stock that have not yet become fully vested will automatically be forfeited.

If the executive officer’s employment terminates by reason of the executive officer’s death, then the shares of restricted stock that have not yet become fully vested as a result of a service vesting condition not being satisfied will automatically become fully vested and the restrictions imposed upon the restricted stock will immediately lapse, but only if and to the extent that the performance vesting conditions shall have been achieved on or prior to the date of such termination of employment.

For awards of restricted stock granted before November 6, 2015, effective upon a change in control of our Company, if the executive is employed by us or an affiliate of ours immediately prior to the date of such change in control, the shares of restricted stock will fully vest and the restrictions imposed upon the restricted stock will be immediately deemed to have lapsed. For awards of restricted stock granted beginning on November 6, 2015, effective upon a change in control of our Company, if the executive is employed by us or an affiliate of ours immediately prior to the date of such change in control and is subsequently terminated within 12 months following the date of such change in control, the shares of restricted stock will fully vest and the restrictions imposed upon the restricted stock will be immediately deemed to have lapsed. “Change in control” in the Restricted Stock Agreements has the same meaning as discussed under “Executive Employment Agreements.”

As a condition to the grant of the restricted stock, the Restricted Stock Agreements provide that the executive officer will agree to keep our confidential information confidential during and after employment and to return such information to us upon termination of employment, not to solicit for one year clients to whom we provided services during the twelve months preceding the date of the executive officer’s termination and not to solicit or hire for one year any individual we employed as of the date of the executive officer’s termination.

No restricted stock was held by our named executive officers at December 31, 2022.

Restricted Stock Unit Agreements

When we make grants of restricted stock units to our executive officers, including the named executive officers, we enter into Restricted Stock Unit Agreements with such executive officers that contain provisions that are triggered upon a termination of an executive officer or a change in control of our Company.

If an executive officer’s employment or service with us is terminated for any reason other than death, then the restricted stock units that have not yet become fully vested will automatically be forfeited.

If the executive officer’s employment terminates by reason of the executive officer’s death, then the restricted stock units that have not yet become fully vested as a result of a service vesting condition not being satisfied will automatically become fully vested and the restrictions imposed upon the restricted stock units will immediately lapse, but only if and to the extent that the performance vesting conditions shall have been achieved on or prior to the date of such termination of employment.

For awards of restricted stock units granted beginning on March 10, 2016, effective upon a change in control of our Company, if the executive is employed by us or an affiliate of ours immediately prior to the date of such change in control and is subsequently terminated within 12 months following the date of such change in control, the restricted stock units will fully vest and the restrictions imposed upon the restricted stock units will be immediately deemed to have lapsed. “Change in control” in the Restricted Stock Units Agreements has the same meaning set forth previously under “Executive Employment Agreements.”

The restricted stock units set forth in the tables above include the value attributable to unvested restricted stock units held by our named executive officers, valued at the closing market price of our common stock on December 30, 2022, the last business day of our 2022 fiscal year.

As a condition to the grant of the restricted stock units, the Restricted Stock Units Agreements provide that the executive officer will agree to keep our confidential information confidential during and after employment and to return such information to us upon termination of employment, not to solicit for one year clients to whom we provided services during the twelve months preceding the date of the executive officer’s termination and not to solicit or hire for one year any individual we employed as of the date of the executive officer’s termination.

Stock Option Agreements

No stock options were held by our named executive officers at December 31, 2022.

Equity Compensation Plan Information

The following table presents information on the Company’s equity compensation plans as of December 31, 2022.

	Number of shares remaining available for future issuance under equity compensation plans
Equity Compensation Plans approved by stockholders:
2009 Incentive Stock and Awards Plan	235,200	(1)
Employee Stock Purchase Plan	11,632	(2)
Total	246,832

(1)	Excludes 163,576 shares of unvested restricted common stock previously granted under the Hudson Global, Inc. Long Term Incentive Plan and 2009 Incentive Stock and Awards Plan.

(2)	The Company suspended the Hudson Global, Inc. Employee Stock Purchase Plan effective January 1, 2009.

COMPENSATION POLICIES AND PRACTICES AND RISK

We monitor and assess periodically our enterprise risks, including risks from our compensation policies and practices for our employees. Based on our periodic assessments, we believe that risks arising from our compensation policies and practices for our employees, including our named executive officers, are not reasonably likely to have a material adverse effect on our Company.

Our compensation policies and practices (discussed below) do not encourage the taking of excessive or inappropriate risks for several reasons. Our compensation policies and practices include:

•	Targeting median market levels for comparable companies when setting salaries;

•	Capping cash bonus payment, except in extremely rare cases, and determining cash bonus payments using objective and subjective criteria;

•	Granting equity awards with service, and usually performance, vesting requirements;

•	Maintaining stock ownership guidelines for our executive officers;

•	Maintaining a compensation recovery policy for our executive officers that provides our Company with authority to recoup certain compensation in the event of a financial restatement; and

•	Offering only customary benefits, such as health care and a defined contribution plan.

We believe these compensation policies and practices provide an appropriate balance between short-term and long-term incentives, encourage our employees to achieve strong results for our Company without having to take excessive or inappropriate risks to do so, and continue to serve the best interests our Company and stockholders.

AUDIT COMMITTEE REPORT

The primary purpose of the Audit Committee is to oversee our accounting and financial reporting processes and the audits of our financial statements. The Audit Committee’s function is more fully described in its written charter, which our Board of Directors has adopted and which the Audit Committee reviews on an annual basis. Our Board of Directors annually reviews the independence of the Audit Committee members under standards of independence for audit committee members established by the Nasdaq Global Select Market and the SEC. Our Board of Directors has determined that each member of the Audit Committee is independent under those standards.

Management is responsible for the preparation, presentation and integrity of our financial statements, accounting and financial reporting principles, internal controls and procedures designed to ensure compliance with accounting standards, applicable laws and regulations. Our independent registered public accounting firm, BDO USA, LLP, was responsible for performing an independent audit of the consolidated financial statements for the fiscal year ended December 31, 2022. BDO USA, LLP was also responsible for expressing an opinion on the conformity of those financial statements with generally accepted accounting principles.

The Audit Committee has reviewed and discussed our audited financial statements for the fiscal year ended December 31, 2022 and management’s assessment of internal control over financial reporting as of December 31, 2022, with our management and has discussed with BDO USA, LLP the matters required to be discussed by Auditing Standard No. 1301 of the Public Company Accounting Oversight Board, Communications With Audit Committees, and Rule 2-07 of SEC Regulation S-X. In addition, BDO USA, LLP has provided the Audit Committee with the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board, and the Audit Committee has discussed with BDO USA, LLP their independence.

Based on these reviews and discussions, the Audit Committee recommended to our Board of Directors that the audited financial statements and management’s report on its assessment of internal control over financial reporting be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2022, for filing with the SEC.

Hudson Global, Inc.
AUDIT COMMITTEE

Ian V. Nash, Chair
Mimi K. Drake
Connia M. Nelson

PROPOSAL 2: ADVISORY VOTE TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

We are required by Section 14A of the Securities Exchange Act of 1934 to provide our stockholders with an advisory vote to approve the compensation of our named executive officers. This proposal, commonly known as “Say-on-Pay,” asks our stockholders to vote, on a non-binding, advisory basis, on a resolution approving the compensation of our named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, in the “Executive Compensation” section of the proxy statement.

We have established comprehensive compensation programs for our executive officers, including our named executive officers, and the “Executive Compensation” section of the proxy statement discloses information regarding the compensation of our named executive officers. Stockholders should reference and consider the information in this section when evaluating our approach to compensating our named executive officers.

Our Board of Directors, the Compensation Committee of our Board of Directors and the Compensation Committee’s independent compensation consultant, when appropriate, monitor executive compensation programs and adopt changes, when appropriate, to our compensation programs to reflect the competitive market in which we compete for talent, as well as general economic, regulatory and legislative developments affecting executive compensation.

The objectives of our executive compensation programs are to attract and retain the talented individuals needed to achieve long-term success and to motivate them to achieve goals designed to enhance long-term stockholder value. With these objectives in mind, the Compensation Committee has taken the following compensation actions:

•	Targeting total cash compensation, which is comprised of base salary plus annual incentive (cash bonus), at median market levels for comparable companies:

o	Targeting base salaries at median market levels for comparable companies, and

o	Designing annual cash incentives to provide awards above median market levels for comparable companies only for above median market performance.

•	Linking the vesting of most restricted stock and restricted stock unit awards to our financial performance as described in the proxy statement.

•	Limiting the perquisites that we make available to our named executive officers, who are entitled to few benefits that are not otherwise available to our employees. The aggregate amount of such perquisites for each continuing named executive officer in any year reflected under “Executive Compensation – Summary Compensation Table” has not exceeded $10,000.

•	Requiring named executive officers to maintain certain stock ownership levels through the establishment of stock ownership guidelines.

•	Maintaining an employment agreement with Mr. Eberwein, our Chief Executive Officer, that does not provide for an excise tax gross-up upon a change in control of our Company.

•	Using a form of agreement for equity awards that provides for double-trigger, not single-trigger, vesting upon a change in control of our Company.

•	Adopting a compensation recovery policy for our executive officers that provides our Company with authority to recoup certain compensation in the event of a financial restatement.

The Compensation Committee will continue to emphasize compensation arrangements that align the financial interests of our executive officers with the interests of our stockholders and to require our executive officers to own a significant amount of our common stock.

Vote Required

The vote on the compensation of our named executive officers is advisory and not binding on us, our Board of Directors or the Compensation Committee. The affirmative vote of the holders of a majority of the shares having voting power present in person or represented by proxy at the annual meeting (assuming a quorum is present) is required to approve, on a non-binding, advisory basis, the compensation of our named executive officers as disclosed in the proxy statement. Shares of common stock represented by executed, but unmarked, proxies will be voted ”FOR” the approval of the compensation of our named executive officers as disclosed in the proxy statement. Abstentions will have the same effect as a vote against this proposal, and broker non-votes will not be counted as entitled to vote, and, accordingly, will not affect the outcome of the vote on this proposal.

While the law requires this advisory vote, the vote will neither be binding on us, the Board or the Compensation Committee, nor will it create or imply any change in the fiduciary duties of, or impose any additional fiduciary duty on, us, the Board, or the Compensation Committee. However, the views of our stockholders are important to us, and the Compensation Committee will take into account the outcome of the vote when considering future executive compensation decisions.

Our Board of Directors unanimously recommends that you vote “FOR” the approval of the compensation of our named executive officers as disclosed in the Proxy Statement.

PROPOSAL 3: ADVISORY VOTE ON THE FREQUENCY OF THE ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

We are providing our stockholders the opportunity to cast a non-binding advisory vote on whether future non-binding advisory votes to approve the compensation of our named executive officers should be conducted every one, two or three years. Our stockholders also may abstain from casting a vote on this proposal.

When this advisory vote was last held in June 2017, our stockholders indicated to us that they wished to vote every year to approve our executive compensation program for our named executive officers. In consideration of this feedback, the Board determined to hold such votes on an annual basis until the next vote on the frequency of “Say on Pay” votes. Consistent with that preference, our Board has held an advisory vote on the compensation of our named executive officers annually since 2011.

Our Board continues to recommend that our stockholders approve holding the advisory vote on the compensation of our named executive officers annually. We believe that advisory votes regarding the compensation of our named executive officers should be conducted every year so that our stockholders have a frequent opportunity to express their views on our executive compensation program. An annual advisory vote on the compensation of our named executive officers is consistent with our objectives of engaging in regular dialogue with our stockholders on corporate governance matters, including our executive compensation philosophy, policies and programs.

Vote Required

The advisory vote on the frequency of holding the stockholder advisory vote to approve executive compensation is non-binding, so no specific vote is required. This Proposal is approved by a plurality of the votes cast by the shares present at the Annual Meeting or represented by proxy and entitled to vote on the Proposal. The frequency option receiving the greatest number of votes will be considered the frequency recommended by the Company’s stockholders. Abstentions will have no effect on this proposal, and broker non-votes will not be counted as shares entitled to vote, and, accordingly, will not affect the outcome of the vote on this proposal. While the law requires this advisory vote, the vote will neither be binding on us, the Board, or the Compensation Committee, nor will it create or imply any change in the fiduciary duties of, or impose any additional fiduciary duty on, us, the Board, or the Compensation Committee. However, the views of our stockholders are important to us, and the Board and the Compensation Committee will carefully consider the outcome of the vote in determining the frequency of holding the stockholder advisory vote to approve executive compensation.

Our Board of Directors unanimously recommends that our stockholders vote to hold the advisory vote to approve executive compensation EVERY YEAR.

PROPOSAL 4: RATIFICATION OF THE APPOINTMENT OF WOLF & COMPANY, P.C. AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

General

The Audit Committee has appointed Wolf & Company, P.C. (“Wolf”) as our independent registered public accounting firm to audit our financial statements for the fiscal year ending December 31, 2023. Our Board of Directors is seeking stockholder ratification of the appointment of Wolf as our independent registered public accounting firm for our fiscal year ending December 31, 2023. If the appointment is not ratified, the Audit Committee will consider whether it is appropriate to appoint another independent registered public accounting firm. Even if the appointment is ratified, the Audit Committee, in its discretion, may appoint a different independent registered public accounting firm at any time if it determines that such a change would be in the best interests of the Company and our stockholders.

Representatives of Wolf are expected to be available to answer appropriate questions from stockholders at the Annual Meeting and will have an opportunity to make a statement, if they desire to do so, during the Annual Meeting.

Information Regarding Prior Independent Auditor

On September 28, 2023, the Audit Committee of the Board of Directors of the Hudson Global, Inc. (the “Company”) approved the engagement of Wolf & Company, P.C. (“Wolf”) as the Company’s independent registered public accounting firm for the Company’s fiscal year ending December 31, 2023, effective immediately, and dismissed BDO USA, LLP (“BDO”) as the Company’s independent registered public accounting firm.

BDO’s audit reports on the Company’s consolidated financial statements as of and for the fiscal years ended December 31, 2022 and 2021, did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles.

During the fiscal years ended December 31, 2022 and 2021 and the subsequent interim periods through September 28, 2023, there were (i) no disagreements (as described in Item 304(a)(1)(iv) of Regulation S-K and the related instructions) between the Company and BDO on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which, if not resolved to BDO’s satisfaction, would have caused BDO to make reference thereto in their reports on the financial statements for such years, and (ii) no “reportable events” within the meaning of Item 304(a)(1)(v) of Regulation S-K, other than a material weakness in the Company’s internal control over financial reporting previously reported in Item 9A to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022, filed with the Securities and Exchange Commission (the “SEC”) on April 14, 2023. The material weakness related to the design and implementation of internal controls over the revenue recognition process, specifically the failure to properly evaluate whether the Company was to be considered the principal or the agent in a non-routine transaction involving a discretionary bonus paid by the Company on behalf of a customer, which resulted in an understatement of revenue and direct contracting costs and reimbursed expenses for the three- and six-month periods ended June 30, 2022 and the nine-month period ended September 30, 2022. This reportable event was discussed among the Audit Committee and BDO.

The Company previously provided BDO with a copy of disclosures consistent with the information above. A letter dated October 4, 2023, from BDO stating its agreement with such statements is listed under Item 9 as Exhibit 16 to the Company’s Current Report on Form 8-K filed with the SEC on October 4, 2023.

During the period from January 1 through December 31, 2022, the Company did not consult Wolf with respect to (i) the application of accounting principles to a specific transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s financial statements or the effectiveness of internal control over financial reporting, and neither a written report or oral advice was provided to the Company that Wolf concluded was an important factor considered by the Company in reaching a decision as to any accounting, auditing, or financial reporting issue, (ii) any matter that was the subject of a disagreement within the meaning of Item 304(a)(1)(iv) of Regulation S-K, or (iii) any reportable event within the meaning of Item 304(a)(1)(v) of Regulation S-K.

Fees Paid for 2022 and 2021

The following table presents fees billed for professional audit services rendered by BDO for the audit of our annual financial statements for the fiscal year ended December 31, 2022 and December 31, 2021, and fees billed for other services rendered by BDO in those periods.

	2022	2021
Audit fees (1)	$924,915	$658,185
Audit-related fees (2)	33,500	30,055
Tax fees (3)	13,297	11,000
All other fees (4)	—	—
Total fees	$971,712	$699,240

(1)	Audit fees consist of the aggregate fees billed for professional services rendered by BDO in 2022 and 2021, as applicable, for the audit and review of financial statements and services provided in connection with statutory and regulatory filings (domestic and international).

(2)	Audit-related fees consist of audit services of our employee benefit plan filed on Form 11-K.

(3)	Tax fees consist of professional services rendered by BDO relating to tax studies.

(4)	All Other Fees consist of fees for services other than the services reported above.

The Audit Committee has concluded that the provision of the non-audit services listed above was compatible with maintaining the independence of BDO, and all such services were approved by the Audit Committee.

Pre-Approval Policies and Procedures

The Audit Committee has established a policy regarding pre-approval of the audit and non-audit services performed by the independent registered public accounting firm. The Audit Committee will not approve any service that will impair the independence of the independent registered public accounting firm. The pre-approval policy requires each audit service and each non-audit service in excess of $50,000 performed by the independent registered public accounting firm to receive the specific prior approval of the entire Audit Committee. The Chair of the Audit Committee has authority to approve any non-audit service equal to or less than $50,000, and any subsequent fee adjustments which, in the aggregate for each non-audit service, are equal to or less than $15,000. Only if the cost of any audit or non-audit service exceeds by the greater of ten percent or $5,000 the amount previously approved by the Audit Committee or the Chair of the Audit Committee must the Audit Committee or the Chair of the Audit Committee give prior approval for the additional cost. The Chair of the Audit Committee reports any approvals pursuant to such authority to the Audit Committee at its next scheduled meeting. The Audit Committee’s pre-approval policies do not permit the delegation of the Audit Committee’s pre-approval responsibilities to management. The independent registered public accounting firm must provide the Audit Committee or the Chair of the Audit Committee with a description of each specific audit or non-audit service to be rendered and detailed documentation for any fee increase requests.

Vote Required

The affirmative vote of the holders of a majority of the shares having voting power present in person or represented by proxy at the Annual Meeting (assuming a quorum is present) is required for the ratification of the appointment of Wolf as our independent registered public accounting firm for our fiscal year ending December 31, 2023. Shares of common stock represented by executed, but unmarked, proxy cards will be voted “FOR” the ratification of the appointment. If the appointment is not ratified by a majority of the votes cast, the adverse vote will be considered as a non-binding indication to the Audit Committee that it should consider selecting another independent registered public accounting firm for the following fiscal year. Even if the appointment is ratified, the Audit Committee, in its discretion, may select a new independent registered public accounting firm at any time during the year if it believes that such a change would be in the Company’s and its stockholders’ best interest.

Our Board of Directors unanimously recommends that you vote “FOR” the ratification of the appointment of Wolf as independent registered public accounting firm to audit our financial statements for our fiscal year ending December 31, 2023.

OTHER MATTERS

Environmental, Social and Governance (“ESG”) Engagement

We view ESG holistically and have implemented initiatives that address (1) our human capital management strategy which emphasizes diversity, equality, and inclusion; (2) regular and frequent interactions with clients, employees, and current and potential stockholders; and (3) strong governance practices that include a commitment to maintaining a diverse and inclusive management team and Board. We believe these strategies will support us in delivering strong performance for clients, employees, and stockholders going forward.

As of December 31, 2022, the Company employed approximately 1,440 people worldwide, including approximately 170 employees in the United States and 1,270 employees internationally. Of these approximately 1,440 employees, approximately 59% are female. In addition, the Company has established a global Diversity, Equality, and Inclusion (“DEI”) Program, sponsored by the Company’s regional management, to ensure that our workforce is reflective of the diverse world in which we live. This program is designed to promote DEI initiatives within the Company such as launching training programs and diagnostic tools, but it is also designed to aid in partnering with our clients to accelerate their DEI recruitment, onboarding, sourcing, and branding efforts as well, helping our clients to be reflective of their global multicultural customer base.

During 2022, the Company’s CEO, CFO, and Chair of the Board participated in multiple investor conferences and met one-on-one with various investors and potential investors, discussing a variety of topics, including compensation. The information received during this year-round engagement was integral to the decision-making process of the Company and the Board. In addition, views from stockholders help to inform the Company’s policies, practices, and disclosures.

The Company employs governance practices that uphold high ethical, legal, regulatory, and industry standards. This includes the activities of our Internal Audit department, which conducts periodic reviews of financial and regulatory processes each year, as well as a formal Code of Conduct required to be signed by our employees each year. The Company strives for diversity among its board members, management, and employees. In keeping with this strategy, a primary goal of board composition is to achieve a diverse and complementary set of backgrounds and experiences that will benefit the strategic direction of the Company. We believe that strong governance includes a commitment to diversity starting at the top of the organization with 50% of the Company’s Board being diverse (by race, gender, and ethnic diversity combined).

Stockholder Proposals

The Company anticipates holding its 2024 Annual Meeting of Stockholders more than 30 days prior to the anniversary of this year’s meeting. The Company anticipates holding the 2024 Annual Meeting of Stockholders on or about May 30, 2024. If that date changes significantly, the Company will disclose appropriately. The Company has provided the deadlines below in expectation of holding the 2024 Annual Meeting of Stockholders on such date. Proposals which our stockholders intend to present at, and wish to have included in our proxy statement for, the 2024 Annual Meeting of Stockholders pursuant to Rule 14a-8 under the Exchange Act must be delivered to our Corporate Secretary at our office located at 53 Forest Avenue, Suite 102, Old Greenwich, Connecticut 06870 by December 28, 2023 In addition, a stockholder who intends to present business, including nominating persons for election as directors, other than pursuant to Rule 14a-8 at the 2024 Annual Meeting must comply with the requirements set forth in our By-Laws. Among other things, to bring business before an annual meeting, a stockholder must give written notice of such business, complying with our By-Laws, to our Corporate Secretary not less than 45 days and not more than 75 days prior to the first anniversary of the date on which we first mailed proxy materials for the preceding year’s annual meeting (subject to certain exceptions if the annual meeting is advanced or delayed a certain number of days). Under our By-Laws, if we do not receive notice of a stockholder proposal submitted otherwise than pursuant to Rule 14a-8 (i.e., proposals stockholders intend to present at the 2024 Annual Meeting, but do not intend to include in our proxy statement for such meeting) on or after March 12, 2024 and on or prior to February 11, 2024, then the notice will be considered untimely and we will not be required to present the proposal at the 2024 Annual Meeting. To comply with the universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Securities Exchange Act of 1934, as amended.

Proxy Solicitation

We will pay all costs that we incur in connection with the solicitation of proxies for the Annual Meeting, including the costs of preparing, assembling, printing and mailing this proxy statement, the Notice of Annual Meeting of Stockholders, the proxy card and any additional solicitation material furnished to the stockholders. In addition to soliciting proxies by mail, certain of our officers and other employees may solicit proxies personally, by telephone or by electronic communication. Copies of the solicitation materials will be furnished to brokers, banks and other nominees holding shares in their names that are beneficially owned by others so that they may forward this solicitation material to such beneficial owners. Although there is no formal agreement to do so, we may reimburse such brokers, banks and other nominees for their reasonable expenses in communicating with the persons for whom they hold our common stock. We have retained InvestorCom, LLC to aid in the solicitation at an estimated cost of $7,500 plus reimbursable out-of-pocket expenses.

No Dissenters’ Appraisal Rights

Under the Delaware General Corporation Law, the Company’s stockholders are not entitled to dissenters’ appraisal rights with respect to any of the proposals to be presented at the annual meeting, and the Company will not independently provide stockholders with any such right.

Stockholders Sharing the Same Address

Pursuant to the rules of the SEC, services that deliver our communications to stockholders that hold their shares through a bank, broker or other holder of record may deliver to multiple stockholders sharing the same address a single copy of our Annual Report on Form 10-K, as amended by our Annual Report on Form 10-K/A, for the fiscal year ended December 31, 2022 and proxy statement, unless we have received contrary instructions from one or more of the stockholders. Upon written or oral request, we will promptly deliver a separate copy of the Annual Report on Form 10-K, as amended by our Annual Report on Form 10-K/A, for the fiscal year ended December 31, 2022 to stockholders and/or proxy statement to any stockholder at a shared address to which a single copy of each document was delivered. Stockholders sharing an address who are currently receiving multiple copies of the Annual Report on Form 10-K for the fiscal year ended December 31, 2022 and/or proxy statement may also request delivery of a single copy upon oral or written request. Stockholders may notify us of their requests by writing to Corporate Secretary, Hudson Global, Inc., 53 Forest Avenue, Suite 102, Old Greenwich, Connecticut 06870 or calling (203) 409-5628.

By Order of the Board of Directors
HUDSON GLOBAL, INC.

/s/ Jeffrey E. Eberwein
Jeffrey E. Eberwein
Chief Executive Officer

Old Greenwich, Connecticut

October 5, 2023

HUDSON GLOBAL, INC.

ANNUAL MEETING OF STOCKHOLDERS – November 2, 2023

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned stockholder of Hudson Global, Inc., a Delaware corporation (the “Company”), hereby appoints Jeffrey E. Eberwein and Matthew K. Diamond, each with full power of substitution, as proxies, to vote all capital stock of the Company that the stockholder would be entitled to vote on all matters that may properly come before the Company’s 2023 Annual Meeting of the Stockholders (the “Annual Meeting”) to be held on November 2, 2023, at 12:00 P.M., local time, at the offices of the Company located at 53 Forest Avenue, Suite 102, Old Greenwich, Connecticut 06870, and any adjournments or postponements thereof. The undersigned stockholder hereby revokes any proxy or proxies heretofore given by the undersigned for the Annual Meeting.

This proxy when properly executed and returned will be voted in the manner directed by the undersigned stockholder. If no direction is made, this proxy will be voted in accordance with the recommendations of the Company’s Board of Directors. The proxies are also authorized to vote upon such other matters as may properly come before the Annual Meeting in accordance with their discretion.

PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE: ☒

The Board recommends a vote FOR the election of all of the listed nominees in Proposal 1, EVERY YEAR for Proposal 3 and FOR Proposals 2 and 4.

1.	Election of nominees named below to the Board of Directors of the Company.

☐	FOR ALL NOMINEES.

☐	WITHHOLD AUTHORITY FOR ALL NOMINEES.

☐	FOR ALL EXCEPT
(See instructions below)

Nominees:	☐	Mimi K. Drake
	☐	Jeffrey E. Eberwein
	☐	Connia M. Nelson
	☐	Robert G. Pearse

INSTRUCTIONS:	To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

2.	To approve, by advisory vote, the compensation of our named executive officers as disclosed in the proxy statement.

FOR ☐	AGAINST ☐	ABSTAIN ☐

3.	Advisory vote on the frequency of holding the stockholder advisory vote to approve executive compensation.

EVERY YEAR ☐	EVERY TWO YEARS ☐	EVERY THREE YEARS ☐	ABSTAIN ☐

4.	To ratify the appointment of Wolf & Company, P.C. as independent registered public accounting firm to audit the Company’s financial statements for the fiscal year ending December 31, 2023.

FOR ☐	AGAINST ☐	ABSTAIN ☐

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This proxy may be revoked prior to the time it is voted by delivering to the Corporate Secretary of the Company either a written revocation or a proxy bearing a later date, or by appearing at the Annual Meeting and voting in person.

See reverse side for additional instructions

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PLEASE ACT PROMPTLY

PLEASE SIGN AND DATE THIS PROXY CARD

AND RETURN IT IN THE ENCLOSED ENVELOPE TODAY

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

DATE: ___________________	(Signature of Stockholder)

DATE: ___________________	(Signature of Stockholder)

Please sign exactly as your name or names appear on this proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

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